Exhibit 2.1

SEPARATION AGREEMENT

BY AND AMONG

BECTON, DICKINSON AND COMPANY,

WATERS CORPORATION

AND

AUGUSTA SPINCO CORPORATION

DATED AS OF JULY 13, 2025

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4.11	Management of Actions	67
4.12	Settlement of Actions	69
4.13	Limitation on Certain Damages	69

ARTICLE V CERTAIN OTHER MATTERS		70

5.1	Insurance Matters	70
5.2	Late Payments	73
5.3	Treatment of Payments for Tax Purposes	73
5.4	Inducement	73
5.5	Post-Distribution Time Conduct	73

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		74

6.1	Agreement for Exchange of Information	74
6.2	Ownership of Information	75
6.3	Compensation for Providing Information	75
6.4	Record Retention	76
6.5	Limitations of Liability	76
6.6	Other Agreements Providing for Exchange of Information	76
6.7	Production of Witnesses; Records; Cooperation	76
6.8	Privileged Matters	77
6.9	Confidentiality	80
6.10	Protective Arrangements	82
6.11	Technology Transfer	83

ARTICLE VII DISPUTE RESOLUTION		83

7.1	Negotiation	83
7.2	Mediation	83
7.3	Litigation	84
7.4	Conduct During Dispute Resolution Process	84

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		84

8.1	Further Assurances	84
8.2	Use of the BD Name and BD Marks	85
8.3	Cooperation	86
8.4	Ancillary Agreements	86

ARTICLE IX TERMINATION		87

9.1	Termination	87
9.2	Effect of Termination	87

ARTICLE X MISCELLANEOUS		87

10.1	Counterparts; Entire Agreement; Corporate Power	87
10.2	Survival of Covenants	88
10.3	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	89
10.4	Assignability	89
10.5	Third-Party Beneficiaries	90
10.6	Notices	90

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10.7	Severability	91
10.8	No Set-Off	91
10.9	Headings	91
10.10	Waivers of Default	91
10.11	Specific Performance	92
10.12	Amendments	92
10.13	Interpretation	92
10.14	Limitations of Liability	93
10.15	Performance	93
10.16	Mutual Drafting; Precedence	93

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SCHEDULES

Schedule 1.1	Accounting Principles
Schedule 1.2	Company Business
Schedule 1.3	Shared Services
Schedule 1.4	Software Contracts
Schedule 1.5	SpinCo Contracts
Schedule 1.6	SpinCo Intellectual Property
Schedule 1.7(a)	SpinCo Real Property
Schedule 1.7(b)	SpinCo Real Property Leases
Schedule 1.8	Exclusions from SpinCo Technology
Schedule 1.9	SpinCo Transferred Leased Property
Schedule 1.10	Transferred Entities
Schedule 2.1(a)	Reorganization Step Plan
Schedule 2.2(b)(v)	Company Intellectual Property
Schedule 2.2(b)(vi)	Company Technology
Schedule 2.3(a)(i)	SpinCo Discontinued or Divested Businesses
Schedule 2.3(b)(iv)	Company Liabilities
Schedule 2.11(a)(v)	Excess Cash
Schedule 2.11(a)(vi)	Retention Programs
Schedule 2.19	Minimum Cash
Schedule 4.11(b)	Management of Company-Controlled Actions
Schedule 8.4(a)	Ancillary Agreements

EXHIBIT

Exhibit A	Net Working Capital

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of July 13, 2025 (this “Agreement”), is by and among Becton, Dickinson and Company, a New Jersey corporation (the “Company”), Waters Corporation, a Delaware corporation (“RMT Partner”), and Augusta SpinCo Corporation, a Delaware corporation (“SpinCo”).

R E C I T A L S

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a wholly owned Subsidiary of the Company;

WHEREAS, the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets to be transferred to SpinCo and the other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company will distribute all the shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s stockholders without consideration on a pro rata basis on the Distribution Date (the “Spin-Off”);

WHEREAS, the disposition by the Company of 100% of the SpinCo Common Stock by way of a Spin-Off is referred to as the “Distribution”;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Contribution (as defined herein) and the Distribution, taken together, shall qualify as a “reorganization” within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code; (ii) the Merger (as defined herein) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (iii) this Agreement and the other Transaction Documents constitute, and are hereby adopted as, a “plan of reorganization” with respect to the Contribution and Distribution (taken together) within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, SpinCo, RMT Partner and Beta Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RMT Partner (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo with SpinCo as the surviving entity (the “Merger”), whereupon each share of SpinCo Common Stock will be converted into the right to receive shares of common stock, par value $0.01 per share, of RMT Partner, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of SpinCo have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reorganization and the Distribution, subject to such further action of the Company Board required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Company Board (which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement);

WHEREAS, each of the Company and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization and the Distribution and the relationship of the Company, SpinCo, RMT Partner and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement, the Merger Agreement and the other Transaction Documents represent the integrated agreement of the Company, SpinCo and RMT Partner relating to the Reorganization and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall have the meaning set forth on Schedule 1.1.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person (at any point of time or with respect to a period of time, as applicable), a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement, the Merger Agreement, the Transfer Documents and the other Transaction Documents, (a) no member of the SpinCo Group or the RMT Partner Group shall be deemed to be an Affiliate of any member of the Company Group and (b) no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group or RMT Partner Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, Permit, mortgage, concession, franchise, undertaking or other arrangement.

“Audited Party” shall have the meaning set forth in Section 6.1(c).

“BD Name and BD Marks” shall mean any Trademark, other than the Trademarks included in the SpinCo Intellectual Property (including the Trademarks set forth in Schedule 1.6), owned by the Company or any of its Subsidiaries immediately prior to the Closing Date (including the trade dress, look-and-feel and visual identity of the Company or any of its Subsidiaries and their respective products and services). For the avoidance of doubt, BD Name and BD Marks include the names, Trademarks, monograms, domain names, media accounts or “handles” with Facebook, LinkedIn, X (formerly known as Twitter) and other social media platforms, and other source or business identifiers of either Party or any member of its Group using or containing “BD” or “Becton Dickinson” either alone or in combination with other words or elements, and all names, Trademarks, monograms, domain names, social media accounts and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements.

“Business Day” shall have the meaning set forth in the Merger Agreement.

“Cash Transfer” shall mean (a) if the Cash Transfer Amount is a positive number, a cash payment from SpinCo to the Company in an amount equal to the Cash Transfer Amount and (b) if the Cash Transfer Amount is a negative number, a cash payment from the Company to SpinCo in an amount equal to the absolute value of the Cash Transfer Amount.

“Cash Transfer Amount” shall mean the sum of (a) the Estimated Net Working Capital Adjustment (which may be positive or negative), minus (b) the Estimated SpinCo Indebtedness, plus (c) the Estimated SpinCo Expense Reimbursement.

“Chosen Courts” shall have the meaning set forth in Section 10.3(b).

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Common-Equivalent Company Preferred Stock” shall have the meaning set forth in Section 3.1(d).

“Company” shall have the meaning set forth in the Preamble.

“Company Accounts” shall have the meaning set forth in Section 2.12(a).

“Company Assets” shall have the meaning set forth in Section 2.2(b).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Books and Records” shall have the meaning set forth in Section 2.2(a)(x).

“Company Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Distribution Time by either the Company or SpinCo or any member of its Group (other than the SpinCo Business), it being understood that Company Business shall include the businesses set forth on Schedule 1.2.

“Company Common Stock” shall have the meaning set forth in the Merger Agreement.

“Company-Controlled Actions” shall have the meaning set forth in Section 4.11(b).

“Company Group” shall mean the Company and each Person that is a Subsidiary of the Company (other than SpinCo and any other member of the SpinCo Group).

“Company Indemnitees” shall have the meaning set forth in Section 4.2.

“Company Liabilities” shall have the meaning set forth in Section 2.3(b).

“Company Marks” shall have the meaning set forth in Section 8.2.

“Company Support Obligations” shall mean all guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances made or issued by or on behalf of the Company or any of its Affiliates (other than the members of the SpinCo Group) in support of any obligation of any member of the SpinCo Group.

“Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.

“Contract” shall have the meaning set forth in the Merger Agreement.

“Contract Manufacturing Agreements” shall have the meaning set forth in the Merger Agreement.

“Contribution” shall mean the contribution (as part of the Reorganization and immediately prior to, or otherwise in connection with and in anticipation of, the Distribution) by the Company of (a) the SpinCo Assets and (b) the Cash Transfer (if the Cash Transfer Amount is a negative number) to SpinCo in exchange for (w) the assumption of the SpinCo Liabilities by SpinCo, (x) the actual or deemed issuance by SpinCo to the Company of shares of SpinCo Common Stock, (y) the payment by SpinCo to the Company of the SpinCo Cash Distribution and (z) the payment by SpinCo to the Company of the Cash Transfer (if the Cash Transfer Amount is a positive number).

“Covered Policies” shall have the meaning set forth in Section 5.1(b).

“CPR” shall have the meaning set forth in Section 7.2.

“Cut-Off Time” shall have the meaning set forth in Section 2.11(a)(iv). For the avoidance of doubt, the SpinCo Cash Distribution shall be paid pursuant to Section 3.2(a)(ix) prior to the Cut-Off Time.

“Deferred SpinCo Local Business” shall mean each jurisdiction in which, due to the requirements of applicable Laws, the need to obtain certain consents from local Governmental Authorities or to the extent otherwise necessary, the Parties have agreed to defer until after the Distribution Time the transfer of legal title to all or a portion of the SpinCo Assets and the assumption of all or a portion of the SpinCo Liabilities from the Company or a member of the Company Group to SpinCo or a member of the SpinCo Group.

“Delayed Company Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Company Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean (a) the registration statement on Form 10 to be filed by or on behalf of SpinCo or a member of the SpinCo Group with the SEC or any other registration statement to be filed by or on behalf of SpinCo or a member of the SpinCo Group with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, and (b) any information statement, prospectus, offering memorandum, offering circular, current or periodic report or similar disclosure document, whether or not filed with or furnished to the SEC or any other Governmental Authority by SpinCo or the Company or any member of their respective Groups, in connection with the Distribution, in each case, which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated by this Agreement, the Merger Agreement or any of the other Transaction Documents.

“Dispute” shall have the meaning set forth in Section 7.1.

“Disputed Items” shall have the meaning set forth in Section 2.11(e).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall mean the trust company or bank duly appointed by the Company, and reasonably acceptable to RMT Partner, to act as distribution agent, transfer agent and registrar for the SpinCo Common Stock in connection with the Distribution.

“Distribution Date” shall mean the date on which the Company distributes all of the issued and outstanding shares of SpinCo Common Stock to the Record Holders.

“Distribution Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, unless another time is selected by the Parties.

“Dutch Consultation Process” shall have the meaning set forth in Section 2.17(b).

“Dutch Trade Union Process” shall have the meaning set forth in Section 2.18.

“e-mail” shall have the meaning set forth in Section 10.6.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Merger Agreement.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of, or exposure to, Hazardous Materials, or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory or monitoring costs, corrective action or response costs, natural resources damages, property damages, personal injury damages or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other similar Contract pursuant to which such corporation, partnership, limited liability company or other legal entity is or may become obligated to issue any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.11(b).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.11(a)(i).

“Estimated SpinCo Expense Reimbursement” shall have the meaning set forth in Section 2.11(a)(ii).

“Estimated SpinCo Indebtedness” shall have the meaning set forth in Section 2.11(b).

“Excess Borrowed Amount” shall have the meaning set forth in the Tax Matters Agreement.

“Excess Borrowed Proceeds” shall mean an amount of cash equal to the Excess Borrowed Amount, if the Excess Borrowed Amount is greater than zero.

“Excess Cash” shall mean, without duplication, (a) in each jurisdiction set forth on Schedule 2.11(a)(v), the aggregate amount, if any, of cash and cash equivalents of SpinCo and the other members of the SpinCo Group as of the Cut-Off Time held in bank accounts in such jurisdiction that is in excess of the amount set forth on Schedule 2.11(a)(v) with respect to such jurisdiction and (b) the aggregate amount, if any, of total cash and cash equivalents of SpinCo and the other members of the SpinCo Group as of the Cut-Off Time in excess of $160,000,000 (in the case of each of (a) and (b), excluding any Excluded Cash and any Excess Borrowed Proceeds).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

“Excluded Cash” shall have the meaning set forth in Section 2.2(a)(xiii).

“Final Adjustment Statement” shall have the meaning set forth in Section 2.11(e).

“Final Cash Transfer Amount” shall mean an amount equal to the sum of (a) the Final Net Working Capital Adjustment (which may be positive or negative), plus (b) the Final SpinCo Cash, minus (c) the Final SpinCo Indebtedness plus (d) the Final SpinCo Expense Reimbursement.

“Final Net Working Capital” shall have the meaning set forth in Section 2.11(i).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 2.11(a)(iii).

“Final SpinCo Cash” shall mean the SpinCo Cash as of the Cut-Off Time as determined pursuant to Section 2.11.

“Final SpinCo Expense Reimbursement” shall mean the SpinCo Expense Reimbursement as determined pursuant to Section 2.11.

“Final SpinCo Indebtedness” shall mean the SpinCo Indebtedness as of the Cut-Off Time as determined pursuant to Section 2.11.

“French Consultation Process” shall have the meaning set forth in Section 2.17(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the Company Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant or contaminant that could result in Liability or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any substance that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.11(e).

“Independent Accounting Firm’s Report” shall have the meaning set forth in Section 2.11(e).

“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, and all associated documentation.

“Initial Adjustment Statement” shall have the meaning set forth in Section 2.11(b).

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” shall mean any and all common law and statutory intellectual property rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions (“Patents”); (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”); (c) rights associated with Internet domain names, social media accounts or “handles” with Facebook, LinkedIn, X (formerly known as Twitter) and similar social media platforms, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in Software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing (“Copyrights”); (e) trade secrets and industrial secret rights and rights in know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technical, scientific, regulatory and other information, designs, ideas, research and development, discoveries, results, creations, improvements, techniques, algorithms, procedures, plans, processes, practices, methods, instructions, formulae, formulations, compositions, specifications, and confidential or proprietary marketing, pricing, distribution, cost and sales information, and any other confidential or proprietary business or technical information, in each case, that derive independent economic value, whether actual or potential, from not being known to others (“Trade Secrets”); and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world, whether registered or not registered, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any jurisdiction.

“Intellectual Property Matters Agreement” shall have the meaning set forth in the Merger Agreement.

“Interim Period” shall have the meaning set forth in the Merger Agreement.

“Inventory” shall mean all raw materials, parts, components, supplies, goods, materials, works-in-process, finished goods and products, inventory, packaging and stock in trade.

“IRS Ruling” shall have the meaning set forth in the Merger Agreement.

“Law” shall mean any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, release or warranty, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minimum Cash” shall mean the cash and cash equivalents of any member of the SpinCo Group as of the Cut-Off Time set forth in Schedule 2.19.

“Mixed Action” shall have the meaning set forth in Section 4.11(d).

“Negotiation Request” shall have the meaning set forth in Section 7.1.

“Net Working Capital” shall have the meaning set forth in Section 2.11(a)(iii).

“Notice of Disagreement” shall have the meaning set forth in Section 2.11(d).

“NYSE” shall mean the New York Stock Exchange.

“Other Party’s Auditors” shall have the meaning set forth in Section 6.1(c).

“Outside Date” shall have the meaning set forth in the Merger Agreement.

“Parties” shall mean the parties to this Agreement, as appropriate.

“Permanent SpinCo Financing” shall have the meaning set forth in the Merger Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Information” shall have the meaning set forth in the Merger Agreement.

“Preferred Stock Exchange” shall have the meaning set forth in Section 3.1(d).

“Preferred Stock Recapitalization” shall have the meaning set forth in Section 3.1(d).

“Preliminary Adjustment Statement” shall have the meaning set forth in Section 2.11(c).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a legal privilege or other legal protection, including the attorney-client privilege, attorney work product privilege, and confidentiality privileges applying to federally authorized tax practitioners under Section 7525 of the Code (or any similar provision of state, local, foreign or other tax law).

“Procedure” shall have the meaning set forth in Section 7.2.

“Record Date” shall mean 5:00 p.m., Eastern Time, on the date to be determined by the Company Board (or a committee thereof) as the record date for the determination of holders of record of shares of Company Common Stock entitled to receive SpinCo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of shares of Company Common Stock as of the Record Date.

“Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications, (b) registered Trademarks and applications to register Trademarks, (c) registered Copyrights and applications for Copyright registration, and (d) registered Internet Properties.

“Reimbursement Obligations” shall have the meaning set forth in the Merger Agreement.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into or through the environment (including indoor or ambient air, surface water, groundwater and surface or subsurface strata).

“Reorganization” shall mean the steps taken to effect the separation of the SpinCo Business from the Company Business, as set forth in this Agreement, the Merger Agreement and the other applicable Transaction Documents, including the steps set forth in the Reorganization Step Plan and the Contribution.

“Reorganization Committee” shall have the meaning set forth in Section 2.1(c).

“Reorganization Step Plan” shall have the meaning set forth in Section 2.1(a).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.11(e).

“Restricted Cash” shall mean any cash and cash equivalents of any member of the SpinCo Group as of the Cut-Off Time that is (a) committed, held in escrow or held as collateral in respect of any obligation or (b) restricted or prohibited from being used in the jurisdiction where such cash is held due to applicable Law or Contract.

“Review Period” shall have the meaning set forth in Section 2.11(d).

“RMT Partner” shall have the meaning set forth in the Preamble.

“RMT Partner Financing” shall have the meaning set forth in the Merger Agreement.

“RMT Partner Group” shall mean RMT Partner and each Person that is or becomes a Subsidiary of RMT Partner (including, after the Effective Time, SpinCo and the members of the SpinCo Group).

“RMT Partner Special Dividend” shall have the meaning set forth in the Merger Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Filings” shall have the meaning set forth in the Merger Agreement.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separate Action” shall have the meaning set forth in Section 4.11(c).

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Services” shall mean the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the SpinCo Business and the Company Business, including the services and processes described in Schedule 1.3.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Agreement” shall have the meaning set forth in Section 10.16(b).

“Specimen Management Business” shall have the meaning set forth in Schedule 1.2.

“Spin-Off” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.12(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Books and Records” shall mean all books and records to the extent related to, used in or necessary, as of immediately prior to the Distribution Time, for the operation of the SpinCo Business, including financial, employee (including confidentiality, non-disclosure or intellectual property assignment agreements entered into by any SpinCo Group Employee), litigation, files relating to the prosecution or maintenance of any SpinCo Intellectual Property, all accounting and other books and general business operating documents, manuals, instruments, papers, surveys, specifications, drawings, analyses, books, books of account, records, reports, process files and files and data related thereto (including regulatory dossiers, correspondence and related documentation, as well as cost information, sales and pricing data, customer and supplier lists, records, data and correspondence (whether historical, current or prospective), formulations and specifications, technical, quality, maintenance and manufacturing information and materials prepared by Third Parties), and including, with respect to each member of the SpinCo Group, organizational and operating documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of each such member, in each case, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form; provided that SpinCo Books and Records shall not include any Intellectual Property or Technology.

“SpinCo Business” shall mean the business, operations and activities that constitute the BD Life Sciences business segment of the Company as narratively described in the Form 10-K of the Company for the period ending September 30, 2024, as such business, operations and activities are conducted prior to the Distribution Time by any member of the Company Group or the SpinCo Group (or any of their respective predecessors), but excluding the business, operations and activities that constitute the Specimen Management Business; provided that the SpinCo Business shall not include the Company Assets or the Company Business.

“SpinCo Cash” shall have the meaning set forth in Section 2.11(a)(v).

“SpinCo Cash Distribution” shall mean a cash distribution by SpinCo to the Company in the amount equal to four billion dollars ($4,000,000,000), subject to adjustment as set forth in Section 3.1(c)(ii) of the Merger Agreement.

“SpinCo Common Stock” shall have the meaning set forth in the Recitals.

“SpinCo Contracts” shall mean the following Contracts to which either the Company, SpinCo or any member of their respective Groups is a party or by which it or any member of their respective Groups or any of their respective Assets is bound, whether or not in writing:

(a) the vendor Contracts pursuant to which a Third Party provides Software to either the Company, SpinCo or any member of their respective Groups which are either exclusively related to the SpinCo Business or primarily related to the systems set forth on Schedule 1.4;

(b) other than any vendor Contracts with a Third Party pursuant to which such Third Party provides Information Technology to either the Company, SpinCo or any member of their respective Groups, (i) any customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, partnership, promotion, quality, regulatory, services, purchase order, statement of work, supply, vendor or other Contract, in each case, with a Third Party pursuant to which a Third Party provides or is required to provide logistics services to the SpinCo Business and entered into prior to the Distribution Time and where such Contract is primarily related to the SpinCo Business (but only to the extent that such Contract relates to the SpinCo Business or, if such Contract is exclusively related to the SpinCo Business, the entirety of such Contract); and (ii) any customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, partnership, promotion, quality, regulatory, services, purchase order, statement of work, supply, vendor or other Contract, in each case, with a Third Party pursuant to which a Third Party provides or is required to provide services (other than logistics services) to the SpinCo Business or pursuant to which the SpinCo Business sells or is required to sell any product or provides or is required to provide any service to a Third Party and entered into prior to the Distribution Time (but only to the extent that such Contract relates to the SpinCo Business or, if such Contract is exclusively related to the SpinCo Business, the entirety of such Contract);

(c) other than any Contracts of a type addressed in clause (a) or (b) above, and subject to Section 2.9(a), with respect to any customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, partnership, promotion, quality, regulatory, services, purchase order, statement of work, supply, vendor or other Contract, in each case, with a Third Party pursuant to which a Third Party supplies or is required to supply any product to the SpinCo Business, entered into prior to the Distribution Time, that portion of any such Contract that relates to the SpinCo Business (or, for such Contracts that are primarily related to the SpinCo Business, the entirety of such Contracts);

(d) other than any vendor Contracts with a Third Party pursuant to which such Third Party provides Information Technology to either the Company or SpinCo or any member of their respective Groups, or any Contracts of a type addressed in clause (a) above, (i) any Intellectual Property license agreement entered into prior to the Distribution Time exclusively related to the SpinCo Business and (ii) with respect to any Intellectual Property license agreement entered into prior to the Distribution Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such license agreement that relates to the SpinCo Business;

(e) any guarantee, indemnity, representation, covenant, warranty or other Liability of either the Company, SpinCo or any member of their respective Groups solely to the extent in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(f) any Contract that is expressly contemplated by this Agreement, the Merger Agreement or any of the other Transaction Documents to be assigned to SpinCo or any member of the SpinCo Group;

(g) any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Distribution, including any SpinCo Financing and/or Permanent SpinCo Financing;

(h) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee or consultants of the SpinCo Group that are in effect as of the Distribution Time;

(i) any confidentiality agreements with prospective purchasers of the SpinCo Business to the extent such confidentiality agreements restrict the use or disclosure of information of the SpinCo Business or any SpinCo Asset;

(j) any Contracts or settlements set forth on Schedule 1.5, including the right to recover any amounts under such Contracts or settlements; and

(k) any other Contract exclusively related to the SpinCo Business; provided that the intention of this clause (k) is only to rectify any omission of any Contracts that, had the Parties given specific consideration to such Contract as of the date of this Agreement, would have been classified as a SpinCo Contract (and no Contract will be deemed to be a SpinCo Contract solely as a result of this clause (k) if it is within any category of Contracts addressed by any of clauses (a)-(j) above).

Notwithstanding the foregoing, SpinCo Contracts shall not in any event include (x) any Contract that is contemplated to be retained by the Company or any member of the Company Group from and after the Distribution Time pursuant to any provision of this Agreement, the Merger Agreement or any of the other Transaction Documents or (y) except with respect to the SpinCo Contracts as defined in clauses (a) and (e) above, any Contract pursuant to which a Third Party licenses or supplies to either the Company, SpinCo or any of the members of their respective Groups (i) Information Technology, (ii) Software other than as set forth on Schedule 1.4 or (iii) Technology or Intellectual Property that is not exclusively for the use and benefit of the SpinCo Business.

“SpinCo-Controlled Actions” shall have the meaning set forth in Section 4.11(a).

“SpinCo Designated Transaction Expenses” shall mean (a) the out-of-pocket cost of the premium or premiums actually incurred by any member of the Company or the SpinCo Group or on its or their respective behalf or for which it or they are liable, in each case, with respect to obtaining the prepaid directors’ and officers’ liability insurance policy or policies contemplated by the Merger Agreement; and (b) all Reimbursement Obligations to the extent any such amounts have not been reimbursed by RMT Partner to the Company as of or prior to the Closing.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by the Company that will be members of the SpinCo Group as of immediately prior to the Distribution Time.

“SpinCo Expense Reimbursement” shall mean all SpinCo Designated Transaction Expenses either incurred, paid or payable by any member of the Company Group or paid by any member of the SpinCo Group prior to Closing.

“SpinCo Financing” shall have the meaning set forth in the Merger Agreement.

“SpinCo Group” shall mean (a) prior to the Distribution Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Distribution Time, including the Transferred Entities, even if, prior to the Distribution Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Distribution Time, SpinCo and each Person that is a Subsidiary of SpinCo immediately after the Distribution Time, and each other Person that becomes a Subsidiary of SpinCo.

“SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Indebtedness” shall have the meaning set forth in Section 2.11(a)(vi).

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean (a) the Patents, Trademarks, Internet Properties and other Registered IP that are owned by either the Company, SpinCo or any of the members of their respective Groups as of immediately prior to the Distribution Time that are primarily used or primarily held for use by the SpinCo Business, including those set forth on Schedule 1.6, (b) all Intellectual Property (other than Patents, Trademarks, Internet Properties and other Registered IP) that are owned by either the Company, SpinCo or any of the members of their respective Groups as of immediately prior to the Distribution Time that are primarily used or primarily held for use by the SpinCo Business, and (c) (i) common law rights and rights of priority with respect to the same, (ii) rights to collect royalties, income and proceeds in connection therewith, (iii) rights to sue and recover for past, present and future infringement, misappropriation, dilution or other violation of such Intellectual Property against any Persons, (iv) the right to seek, recover and retain all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Distribution Time), including for the past or future infringement, misappropriation or violation of any of the foregoing, (v) any and all goodwill associated therewith, and (vi) equivalent rights that, now or hereafter, may be secured under the Laws of any jurisdiction, including all registrations, renewals, extensions, combinations and applications for any of such Intellectual Property.

“SpinCo Inventory” shall have the meaning set forth in Section 2.2(a)(v).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Owned Real Property” shall mean the owned real property listed on Schedule 1.7(a), together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof.

“SpinCo Permits” shall mean all Permits owned or licensed by either the Company, SpinCo or any member of their respective Groups primarily used or primarily held for use in the SpinCo Business as of the Distribution Time.

“SpinCo Real Property Leases” shall mean the leases, subleases, licenses, sublicenses or other agreements between the Company or any Subsidiary of the Company, as landlord, sublandlord, licensor or sublicensor, and any third Person with respect to any SpinCo Owned Real Property, as tenant, subtenant, licensee or sublicensee as of the date of this Agreement listed in Schedule 1.7(b).

“SpinCo Support Obligations” shall mean all guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances made or issued by or on behalf of SpinCo or any member of the SpinCo Group in support of any obligation of the Company or any member of the Company Group.

“SpinCo Technology” shall mean any Technology with respect to which the Intellectual Property therein is owned by either the Company, SpinCo or any member of their respective Groups to the extent that such Technology is (a) used in, held for use in, or necessary for the operation of the SpinCo Business as of the Distribution Time; and (b) all know-how or knowledge, including any know-how or knowledge of the SpinCo Group Employees that constitutes a Trade Secret owned by the Company or any of its Subsidiaries, to the extent related to the SpinCo Business, but in each case, excluding any Technology set forth on Schedule 1.8, any Information Technology and any SpinCo Books and Records. For clarity, SpinCo Technology does not include any Intellectual Property.

“SpinCo Transferred Leased Property” shall mean the leased real property listed on Schedule 1.9.

“Straddle Period” shall have the meaning set forth in Section 2.16.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined economic interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tangible Personal Property” means all tangible personal property owned by the Company or SpinCo or any of the members of its Group as of the Distribution Time, including machinery, equipment (including marketing and transportation systems and related facilities), hardware, furniture, furnishings, fixtures, tools, test devices, prototypes, models, spare parts, supplies and apparatus; provided that “Tangible Personal Property” shall not include any Information Technology, Technology, Intellectual Property, Inventory or books and records.

“Target Net Working Capital” shall have the meaning set forth in Section 2.11(a)(vii).

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Counsel” shall have the meaning set forth in the Merger Agreement.

“Tax Matters Agreement” shall have the meaning set forth in the Merger Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments of Intellectual Property, including blueprints, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, materials, manuals, recordings, graphs, drawings, reports, analyses and other writings, data, databases, Software, works of authorship in any media and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that “Technology” shall not include personal property, Information Technology, books and records or any Intellectual Property.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transaction Documents” shall have the meaning set forth in the Merger Agreement.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.10.

“Transition Period” shall have the meaning set forth in Section 8.2.

“Transition Services Agreement” shall have the meaning set forth in the Merger Agreement.

“Trusts” shall have the meaning set forth in Section 3.1(d).

“Unreleased Company Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.4, on or prior to the Distribution Time and prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Reorganization Step Plan”):

(i) Transfer and Assignment of SpinCo Assets. The Company shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from the Company and the applicable members of the Company Group, all of the Company’s and such Company Group members’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the Equity Interests in such Transferred Entity from the Company or the applicable members of the Company Group to SpinCo or the applicable SpinCo Designee);

(ii) Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided that nothing contained in this Agreement or the other Transaction Documents shall preclude, restrict or otherwise inhibit SpinCo or one or more of the applicable SpinCo Designees from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Company Assets. The Company and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to the Company or certain members of the Company Group designated by the Company, and the Company or such other members of the Company Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Company Assets held by SpinCo or a SpinCo Designee; and

(iv) Acceptance and Assumption of Company Liabilities. The Company and certain members of the Company Group designated by the Company shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Company Liabilities held by SpinCo or any SpinCo Designee and the Company and the applicable members of the Company Group shall be responsible for all Company Liabilities in accordance with their respective terms, regardless of when or where such Company Liabilities arose or arise, or the legal entity that incurred or holds the Company Liability (provided that nothing contained in this Agreement or the other Transaction Documents shall preclude, restrict or otherwise inhibit the Company or one or more of the applicable members of the Company Group designated by the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such Company Liability), or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Company Liabilities are asserted or determined (including any such Company Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among the Company, SpinCo or members of their respective Groups to implement, or in furtherance of, the Reorganization Step Plan prior to the date hereof, (i) each of the Company and SpinCo shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), (ii) each of the Company and SpinCo shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a) and (iii) each of the Company and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Reorganization Step Plan (whether prior to, at or after the Distribution Time). The Company may make changes to the Reorganization Step Plan in its reasonable discretion; provided that, the prior written consent of RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required (i) with respect to any change to the Reorganization Step Plan which has an adverse impact on RMT Partner or any member of the SpinCo Group or SpinCo Asset in any non-de minimis respect (other than an impact, the cost or Liabilities for which are fully reimbursed to the RMT Partner or SpinCo Group or otherwise fully borne by the Company), or (ii) to the extent such changes would reasonably be expected to materially impair, materially delay or otherwise have a material adverse effect on, in each case individually or in the aggregate, the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated (x) hereby, including the Reorganization and (y) in the IRS Ruling. All of the foregoing documents contemplated by this Section 2.1(b)(i) and (ii) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement, in furtherance of or in connection with the Reorganization Step Plan prior to the date hereof but excluding, for the avoidance of doubt, the IRS Ruling) shall be referred to collectively herein as the “Transfer Documents.” The Company (or, prior to the Distribution Date, SpinCo) will afford RMT Partner a reasonable opportunity to, and RMT Partner shall promptly, review any Transfer Documents prior to execution, and the Company (or, prior to the Distribution Date, SpinCo) shall give due and good faith consideration to RMT Partner’s reasonable comments thereon. The Company (or, prior to the Distribution Date, SpinCo) shall, to the extent reasonably practicable, reasonably promptly notify RMT Partner upon the receipt of, and provide RMT Partner with copies of, any comments to the Transfer Documents from a Third Party, and give due and good faith consideration to RMT Partner’s reasonable comments thereon. The Company shall keep RMT Partner reasonably informed of, and furnish RMT Partner with information relating to, the transfers and/or assumptions, as applicable (including any related Approvals or Notifications addressed in Section 2.4(a)), of the SpinCo Assets to be transferred to, and SpinCo Liabilities to be assumed by, the SpinCo Group under any Transaction Document.

(c) Reorganization Committee. As promptly as reasonably practicable after date hereof, the Parties shall establish and hold the first meeting of a reorganization committee (the “Reorganization Committee”), the purpose of which shall be, subject to and solely to the extent consistent with applicable Laws and the Confidentiality Agreement, discussing and providing information relating to the status of the implementation and completion of the Reorganization (including any delays known or any other legal or operational issues with respect to the SpinCo Group or SpinCo Business, and any steps reasonably necessary to remediate such delays or other issues). The number of designees and the initial members of the Reorganization Committee shall be determined by mutual agreement of RMT Partner and the Company reasonably promptly after the date hereof. A quorum of the Reorganization Committee will require attendance from at least one representative from each of RMT Partner and the Company.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Company Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, the Company hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Company Assets to any member of the Company Group.

2.2 SpinCo Assets; Company Assets.

(a) SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest in, to and under the following Assets:

(i) all (A) issued and outstanding capital stock or other Equity Interests of the Transferred Entities that are owned by either the Company or SpinCo or any members of its Group as of the Distribution Time and (B) other investments in securities in joint ventures, minority investments, partnerships or similar Persons owned by SpinCo or any members of its Group as of the Distribution Time to the extent primarily related to the SpinCo Business;

(ii) (A) all cash or cash equivalents paid to SpinCo by the Company in respect of the Cash Transfer, if any, plus (B) SpinCo Cash, plus (C) all Excess Cash, if any, plus (D) all Restricted Cash, plus (E) all Excess Borrowed Proceeds, if any;

(iii) all Assets of either the Company or SpinCo or any of the members of its Group as of the Distribution Time that are expressly provided by this Agreement, the Merger Agreement or any of the other Transaction Documents (or the Schedules hereto or thereto) as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(iv) all SpinCo Owned Real Property, SpinCo Real Property Leases and SpinCo Transferred Leased Property, together with (i) any Tangible Personal Property located thereon, (ii) any Inventory located thereon (other than any finished goods Inventory located at Suzhou (as set forth in the applicable Statement of Work (as defined in the Contract Manufacturing Agreement) in the applicable Contract Manufacturing Agreement)) and (iii) any prepaid rent, security deposits and options to renew or purchase related thereto and any all related interests, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) the Inventory of either the Company or SpinCo or any of the members of their respective Groups as of the Distribution Time to the extent primarily related to, primarily used in or primarily held for use for the SpinCo Business (the “SpinCo Inventory”);

(vi) all SpinCo Contracts as of the Distribution Time and all rights, interests or claims of either the Company or SpinCo or any of the members of its Group thereunder (including all prepaid expenses, trade accounts and other accounts and notes receivable thereunder) as of the Distribution Time;

(vii) all SpinCo Intellectual Property as of the Distribution Time, including any goodwill appurtenant to, or associated with, any Trademarks included in the SpinCo Intellectual Property and the right to seek, recover and retain all remedies against Third Parties (including damages, royalties, fees, income payments and other proceeds due from and after the Distribution Time), including for the past or future infringement, misappropriation or violation of any SpinCo Intellectual Property;

(viii) all SpinCo Technology as of the Distribution Time;

(ix) all SpinCo Permits as of the Distribution Time and all rights, interests or claims of either the Company or SpinCo or any of the members of its Group thereunder as of the Distribution Time;

(x) copies of any and all SpinCo Books and Records in the possession of either the Company or SpinCo as of immediately prior to the Distribution Time; provided that the Company shall be permitted to retain copies of, and continue to use (in the case of clauses (A) through (C)), subject to Section 6.9, (A) any SpinCo Books and Records that as of the Distribution Time are used in or necessary for the operation or conduct of the Company Business, (B) any SpinCo Books and Records that the Company is required by Law to retain (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) one (1) copy of any SpinCo Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Company Assets or the Company’s and/or its Affiliates’ obligations under this Agreement, the Merger Agreement or any of the other Transaction Documents and (D) “back-up” electronic tapes of such SpinCo Books and Records maintained by the Company in the ordinary course of business (such material in clauses (A) through (D), the “Company Books and Records”);

(xi) other than as set forth in Section 2.2(a)(iv), all Tangible Personal Property primarily used, primarily held for use or primarily related to the SpinCo Business;

(xii) all claims, warranties, guarantees, refunds, actions, defenses, rights of recovery, rights of set-off or counterclaim and rights of recoupment of every kind and nature, in each case, against Third Parties and to the extent arising out of the SpinCo Assets or any SpinCo Liability;

(xiii) subject to Section 5.1, all (A) proceeds of any Third Party insurance policies received or receivable by any member of the Company Group or any member of the SpinCo Group as a result of any damage, destruction or other casualty loss in respect of any SpinCo Asset after the date of the latest financial statements of the Company as of the date hereof and (B) monies received from any Third Party in the nature of contribution or indemnification as a result of any damage, destruction or other casualty loss in respect of any SpinCo Asset after the date of the latest financial statements of the Company as of the date hereof, in each case, net of (x) any “deductibles” or net retentions associated with such proceeds or monies and any reasonable and documented out-of-pocket expenses incurred by the Company, SpinCo or any member of their respective Groups with respect thereto and (y) any reasonable and documented amounts expended by the Company, SpinCo, or any member of their respective Groups to repair or replace any such SpinCo Assets (such net proceeds and monies as described in this subsection (xiii), collectively, “Excluded Cash”);

(xiv) all rights that accrue or shall accrue to SpinCo or any member of the SpinCo Group pursuant to this Agreement, the Merger Agreement or any other Transaction Document;

(xv) any and all Assets expressly included in the Final Net Working Capital; and

(xvi) all other Assets of either the Company or SpinCo or any of the members of its Group as of the Distribution Time that are primarily related to, primarily used in or primarily held for use for the SpinCo Business and that are of a type that are not addressed in subsections (i)-(xv) of this Section 2.2(a); provided that the intention of this subsection (xvi) is only to rectify any omission of the conveyance to SpinCo of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a SpinCo Asset (and no Asset will be deemed to be a SpinCo Asset solely as a result of this subsection (xvi) if it is within any category of Assets addressed by any other section of this Section 2.2(a)).

The Parties acknowledge and agree that a single Asset may fall within more than one of subsections (i) through (xvi) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.

(b) Company Assets. For the purposes of this Agreement, “Company Assets” shall mean all Assets of either the Company or SpinCo or the members of its Group as of the Distribution Time, other than the SpinCo Assets, including:

(i) all Assets of either the Company or SpinCo or any of the members of its Group as of the Distribution Time that are contemplated by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Assets to be retained by the Company or any other member of the Company Group;

(ii) all Inventory of either the Company or SpinCo or any of the members of its Group as of the Distribution Time other than the SpinCo Inventory;

(iii) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by either the Company or SpinCo or any of the members of its Group as of the Distribution Time, other than the SpinCo Owned Real Property, SpinCo Real Property Leases and SpinCo Transferred Leased Property, and Tangible Personal Property located thereon (other than any Tangible Personal Property of the type addressed in Section 2.2(a)(iv)) and any prepaid rent, security deposits and options to renew or purchase related thereto;

(iv) all Contracts of either the Company or SpinCo or any of the members of its Group as of the Distribution Time, other than the SpinCo Contracts (including the portion of any Shared Contracts that are SpinCo Contracts; provided that the remainder of such Shared Contracts shall be Company Assets);

(v) (A) the BD Name and BD Marks and the Intellectual Property set forth on Schedule 2.2(b)(v), and (B) all other Intellectual Property owned by either the Company or SpinCo or any of the members of its Group as of the Distribution Time, other than, in the case of this clause (B), the SpinCo Intellectual Property;

(vi) (A) the Technology set forth on Schedule 2.2(b)(vi), (B) all Technology of either the Company or SpinCo or any of the members of its Group as of the Distribution Time, other than, in the case of this clause (B), the copies of such Technology that are SpinCo Technology;

(vii) all Information Technology owned by either the Company or SpinCo or any member of its Group as of immediately prior to the Distribution Time (for the avoidance of doubt, excluding those Contracts for Software set forth on Schedule 1.4);

(viii) all Permits of either the Company or SpinCo or any of the members of its Group as of the Distribution Time other than the SpinCo Permits;

(ix) all Company Books and Records;

(x) all cash and cash equivalents of either the Company or SpinCo or any of the members of its Group as of the Distribution Time, other than (A) all cash or cash equivalents paid to SpinCo by the Company in respect of the Cash Transfer, if any, plus (B) all SpinCo Cash, plus (C) all Excess Cash, if any, plus (D) all Restricted Cash, if any, plus (E) any Excluded Cash received by any member of the Company Group or any member of the SpinCo Group prior to the Cut-Off Time, if any;

(xi) (A) all attorney-client privilege and attorney work-product protection of the Company or any member of its Group arising as a result of legal counsel representing the Company, and any member of the Company Group (including the Transferred Entities), in connection with the sale of the SpinCo Business and the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Company, members of the Company Group or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents (excluding any rights pursuant to the Contracts described in clause (j) of the definition of “SpinCo Contracts”); and

(xii) all rights that accrue or shall accrue to the Company or any member of the Company Group pursuant to this Agreement, the Merger Agreement or any other Transaction Document.

2.3 SpinCo Liabilities; Company Liabilities.

(a) SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean (without duplication) the following Liabilities of either the Company or SpinCo or any of the members of its Group:

(i) all Liabilities, including any Environmental Liabilities, solely to the extent relating to, arising out of or resulting from (x) the SpinCo Business as conducted at any time prior to the Distribution Time by either the Company or SpinCo or any of its current or former Subsidiaries (including any terminated, divested or discontinued business, operations and activities of the SpinCo Business, including those set forth on Schedule 2.3(a)(i)) or (y) any SpinCo Asset;

(ii) any and all Liabilities of either the Company or SpinCo or any of the members of its Group as of the Distribution Time that are expressly provided by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement, the Merger Agreement or any other Transaction Document;

(iii) all Liabilities to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Technology or the SpinCo Permits;

(iv) all Liabilities relating to, arising out of or resulting from the SpinCo Financing, the Permanent SpinCo Financing or the RMT Partner Financing;

(v) all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from information regarding SpinCo, RMT Partner or their respective businesses and operations contained in any of the Disclosure Documents, other than information relating to the Company or the Company Business, whenever arising;

(vi) any and all Liabilities expressly included in the Final Net Working Capital;

(vii) the SpinCo Designated Transaction Expenses, to the extent not included in the calculation of the Final Cash Transfer Amount;

(viii) all Liabilities arising out of claims made by any Third Party (including the Company’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Company Group or the SpinCo Group solely to the extent relating to, arising out of or resulting from (x) the SpinCo Business as conducted at any time prior to the Distribution Time by either the Company or SpinCo or any of its current or former Subsidiaries (including any terminated, divested or discontinued business, operations and activities of the SpinCo Business, including those set forth on Schedule 2.3(a)(i)), (y) any SpinCo Asset or (z) the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (vi) of this Section 2.3(a); and

(ix) subject to Sections 2.7, 2.9 and 2.10, any and all Liabilities solely to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the SpinCo Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business);

provided that, notwithstanding the foregoing, the Parties agree that any Liabilities of any member of the Company Group pursuant to this Agreement, the Merger Agreement or the other Transaction Documents shall not be SpinCo Liabilities but instead shall be Company Liabilities.

(b) Company Liabilities. For the purposes of this Agreement, “Company Liabilities” shall mean (without duplication) the following Liabilities of either the Company or SpinCo or any of the members of its Group:

(i) all Liabilities of either the Company or SpinCo or the members of their respective Groups as of the Distribution Time, in each case, that are not SpinCo Liabilities;

(ii) all Liabilities arising out of claims made by any Third Party (including the Company’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the Company Group or the SpinCo Group to the extent relating to, arising out of or resulting from (x) the Company Business (including any terminated, divested or discontinued business, operations and activities of the Company Business) or (y) the Company Assets;

(iii) subject to Sections 2.7, 2.9 and 2.10, any and all Liabilities solely to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the Company Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business); and

(iv) any and all Liabilities set forth on Schedule 2.3(b)(iv).

(c) Other Transaction Documents. Notwithstanding the foregoing or anything to the contrary herein, (i) the Employee Matters Agreement will exclusively govern the allocation of Assets and Liabilities relating to employment matters and benefit plans (except as expressly otherwise set forth herein, including with respect to the items included in, and treatment of, SpinCo Indebtedness or Net Working Capital) and (ii) the Tax Matters Agreement will exclusively govern the allocation of Assets and Liabilities relating to Tax matters. For purposes of this Agreement, all Assets and Liabilities allocated to SpinCo pursuant to the Employee Matters Agreement or the Tax Matters Agreement shall be considered SpinCo Assets or SpinCo Liabilities, respectively, and all Assets and Liabilities allocated to the Company pursuant to the Employee Matters Agreement or the Tax Matters Agreement shall be considered Company Assets or Company Liabilities, respectively. Notwithstanding anything to the contrary in the foregoing, in the case of any conflict between this Agreement and the Employee Matters Agreement, the Tax Matters Agreement or the Intellectual Property Matters Agreement in relation to any matters expressly and specifically addressed by the Employee Matters Agreement, the Tax Matters Agreement or the Intellectual Property Matters Agreement, respectively, the Employee Matters Agreement, Tax Matters Agreement or Intellectual Property Matters Agreement, as applicable, shall prevail.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment (or in the case of any Permit, reissuance or replacement) of any SpinCo Asset, the assumption of any SpinCo Liability, the Reorganization, the Distribution or the Merger or any other transaction contemplated by the Transaction Documents requires any Approvals or Notifications, (x) the Parties shall use their commercially reasonable efforts to timely obtain or make such Approvals or Notifications in accordance with applicable regulatory requirements and timelines and (y) each Party shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Approvals or Notifications to assign (or, to the extent requested to do so by the Company or RMT Partner, novate) all obligations under SpinCo Contracts and other obligations or Liabilities for which one or more members of the SpinCo Group are liable and that do not constitute SpinCo Liabilities or for which one or more members of the Company Group are liable and that do not constitute Company Liabilities, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that, except to the extent expressly provided in this Agreement, the Merger Agreement or any of the other Transaction Documents or as otherwise agreed among the Parties, no Party shall be obligated to (and neither the Company nor any member of the Company Group nor, prior to the Distribution Time, SpinCo nor any member of the SpinCo Group shall, without the prior written consent of RMT Partner) (i) amend or modify any Contract in a manner adverse in any material respect to any member of the Company Group or the SpinCo Group, (ii) modify, relinquish, forbear or narrow any material right, (iii) contribute capital or pay any non-de minimis consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications, or (iv) commence any Action, in each case, in connection with the actions required by the foregoing clauses (x) and (y). The Company shall be solely responsible for any and all out-of-pocket costs and expenses (including consent fees) incurred by the Company or any member of the Company Group (and any out-of-pocket costs and expenses incurred by SpinCo or any member of the SpinCo Group prior to the Distribution Time) in connection with its efforts pursuant to this Section 2.4(a).

(b) Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Reorganization, the Distribution or any other transactions contemplated by the Transaction Documents would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Distribution Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Company Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, in trust for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Company Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Business past practice and the Parties will take such other actions as they may reasonably agree in good faith (including entering into appropriate documentation formalizing the arrangements and treatment contemplated by this paragraph) in order to place the Parties in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Time to the SpinCo Group. Except to the extent otherwise required by applicable Law (including pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law)), each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any Delayed SpinCo Asset as an Asset owned by the Party entitled to such Delayed SpinCo Asset, and (y) any Delayed SpinCo Liability as a Liability of the Party intended to be responsible for such Delayed SpinCo Liability, in each case not later than the Distribution Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(d) Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Merger Agreement and/or any other applicable Transaction Document. The Company shall (x) be solely responsible for any and all out-of-pocket costs and expenses (including Taxes) incurred by the Company, RMT Partner, SpinCo or any members of their respective Groups to effect such transfer, assignment or assumption (provided that RMT Partner and SpinCo shall be obligated to use commercially reasonable efforts to minimize such costs and expenses) and (y) promptly reimburse RMT Partner and SpinCo for any such out-of-pocket reasonable and documented costs, fees, expenses or other payments (including Taxes) incurred after the Distribution Time by SpinCo or any member of the SpinCo Group. RMT Partner shall, or shall cause the applicable member of the SpinCo Group to, promptly pay to the Company any refunds or other amounts received by RMT Partner or such member of the SpinCo Group (including any refunds or credits of Taxes) in respect of costs, fees, expenses and other payments referenced in the prior sentence; provided that neither RMT Partner nor any such members of the SpinCo Group shall be required to make any payments to the extent it would place them in a less favorable net after-Tax position than such party would have been in if such payments referenced in the prior sentence were never made.

(e) Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Company Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability for any costs and expenses (including reasonable attorneys’ fees and recording or similar fees) incurred in connection with the actions taken by such member of the Company Group pursuant to Section 2.4(c). The Company shall cause the applicable member of the Company Group to promptly pay to SpinCo or another member of the SpinCo Group any refunds or other amounts received by such member of the Company Group (including any refunds or credits of Taxes) in respect of costs, fees, expenses and other payments referred to in the prior sentence; provided that neither the Company nor any such members of the Company Group shall be required to make any payments to the extent it would place them in a less favorable net after-Tax position than such party would have been in if such payments referenced in the prior sentence were never made. The Company Group shall not knowingly allow the loss or diminution of value of any Delayed SpinCo Asset without first providing the SpinCo Group commercially reasonable notice of such potential loss or diminution in value and affording the SpinCo Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f) Approvals and Notifications for Company Assets. To the extent that the transfer or assignment (or, in the case of any Permit, reissuance or replacement) of any Company Asset, the assumption of any Company Liability, the Reorganization, the Distribution or the Merger or any other transaction contemplated by the Transaction Documents requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to timely obtain or make such Approvals or Notifications in accordance with applicable regulatory requirements and timelines; provided, however, that, except to the extent expressly provided in this Agreement, the Merger Agreement or any of the other Transaction Documents or as otherwise agreed among the Parties, no Party shall be obligated to contribute capital or pay any non-de minimis consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications. The Company shall be solely responsible for any and all out-of-pocket costs and expenses (including consent fees) incurred by the Company or any member of the Company Group (and any out-of-pocket costs and expenses incurred by SpinCo or any member of the SpinCo Group prior to the Distribution Time) in connection with its efforts pursuant to this Section 2.4(f).

(g) Delayed Company Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Company Group of any Company Asset or assumption by the Company Group of any Company Liability in connection with the Reorganization, the Distribution or any other transactions contemplated by the Transaction Documents would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Distribution Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Company Group of such Company Assets or the assumption by the Company Group of such Company Liabilities, as the case may be, shall be deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Company Assets or Company Liabilities shall continue to constitute Company Assets and Company Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Company Assets and Delayed Company Liabilities. If any transfer or assignment of any Company Asset (or a portion thereof) or any assumption of any Company Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Company Asset (or a portion thereof), a “Delayed Company Asset” and any such Company Liability (or a portion thereof), a “Delayed Company Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Company Asset or such Delayed Company Liability, as the case may be, shall thereafter hold such Delayed Company Asset or Delayed Company Liability, as the case may be, in trust for the use and benefit of the member of the Company Group entitled thereto (at the expense of the member of the Company Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Company Asset or such Delayed Company Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Company Asset or Delayed Company Liability in the ordinary course of business in accordance with the Company Group past practice and the Parties will take such other actions as they may reasonably agree in good faith (including entering into appropriate documentation formalizing the arrangements and treatment contemplated by this paragraph) in order to place the Parties in a substantially similar position as if such Delayed Company Asset or Delayed Company Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Company Asset or Delayed Company Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Company Asset or Delayed Company Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Time to the Company Group. Except to the extent otherwise required by applicable Law (including pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law)), each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any Delayed Company Asset as an Asset owned by the Party entitled to such Delayed Company Asset, and (y) any Delayed Company Liability as a Liability of the Party intended to be responsible for such Delayed Company Liability, in each case not later than the Distribution Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(i) Transfer of Delayed Company Assets and Delayed Company Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Company Asset or the deferral of assumption of any Delayed Company Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Company Asset or the assumption of any Delayed Company Liability have been removed, the transfer or assignment of the applicable Delayed Company Asset or the assumption of the applicable Delayed Company Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Merger Agreement and/or any other applicable Transaction Document. The Company shall (x) be solely responsible for any and all out-of-pocket costs and expenses (including Taxes) incurred by either the Company, SpinCo or any members of their respective Groups to effect such transfer, assignment or assumption (provided that RMT Partner and SpinCo shall be obligated to use commercially reasonable efforts to minimize such costs and expenses) and (y) promptly reimburse RMT Partner for any such out-of-pocket reasonable and documented costs, fees, expenses or other payments (including Taxes) incurred after the Distribution Time by SpinCo or any member of the SpinCo Group. RMT Partner shall cause the applicable member of the SpinCo Group to promptly pay to the Company any refunds or other amounts received by such member of the SpinCo Group (including any refunds or credits of Taxes) in respect of costs, fees, expenses and other payments referenced in the prior sentence; provided that neither RMT Partner nor any such members of the SpinCo Group shall be required to make any payments to the extent it would place them in a less favorable net after-Tax position than such party would have been if such payments referenced in the prior sentence were never made.

(j) Costs for Delayed Company Assets and Delayed Company Liabilities. Any member of the SpinCo Group retaining a Delayed Company Asset or Delayed Company Liability due to the deferral of the transfer or assignment of such Delayed Company Asset or the deferral of the assumption of such Delayed Company Liability, as the case may be, shall be promptly reimbursed by the Company or the member of the Company Group entitled to the Delayed Company Asset or Delayed Company Liability for any costs and expenses (including reasonable attorneys’ fees and recording or similar fees) incurred in connection with the actions taken by such member of the SpinCo Group pursuant to Section 2.4(h). SpinCo shall cause the applicable member of the SpinCo Group to promptly pay to the Company or another member of the Company Group any refunds or other amounts received by such member of the SpinCo Group (including any refunds or credits of Taxes) in respect of costs, fees, expenses and other payments referred to in the prior sentence; provided that neither SpinCo nor any such members of the SpinCo Group shall be required to make any payments to the extent it would place them in a less-favorable net after-Tax position than such party would have been in if such payments referenced in the prior sentence were never made. The SpinCo Group shall not knowingly allow the loss or diminution of value of any Delayed Company Asset without first providing the Company Group commercially reasonable notice of such potential loss or diminution in value and affording the Company Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

2.5 Novation of Liabilities.

(a) Novation of SpinCo Liabilities.

(i) Each of the Company, on the one hand, and SpinCo or RMT Partner, on the other hand, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Company Group that is a party to any such arrangements, to the extent not prohibited by applicable Law and effective as of the Distribution Time, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement, the Merger Agreement or any of the other Transaction Documents, no Party shall be obligated to contribute any capital or pay any non-de minimis consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested or commence any Action in connection with such Party’s efforts pursuant to this Section 2.5(a)(i); provided, further, that neither the Company nor, prior to the Closing, SpinCo shall agree to any amendment, modification or other concession, in each case, that adversely affects any member of the SpinCo Group in any non-de minimis respect (other than any impact that is fully reimbursed or borne by the Company), in each case, in connection with obtaining such releases, without the prior written consent of RMT Partner (which shall not be unreasonably withheld, conditioned or delayed). The Company shall be solely responsible for any and all out-of-pocket costs and expenses (including consent fees) incurred by the Company or any member of the Company Group (and any out-of-pocket costs and expenses incurred by SpinCo or any member of the SpinCo Group prior to the Distribution Time) in connection with its efforts pursuant to this Section 2.5(a)(i).

(ii) If a Party is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release prior to the Distribution Time and the applicable member of the Company Group continues to be bound by such agreement, lease, license or other obligation or Liability as of the Distribution Time (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by applicable Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Distribution Time for twenty-four (24) months following the Distribution Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Company Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Company Group that constitute Unreleased SpinCo Liabilities from and after the Distribution Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Company Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, the Company shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b) Novation of Company Liabilities.

(i) Each of the Company, on the one hand, and SpinCo or RMT Partner, on the other hand, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Company Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Company Group shall be solely responsible for such Company Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement, the Merger Agreement or any of the other Transaction Documents, no Party shall be obligated to contribute any capital or pay any non-de minimis consideration in any form (including providing any letter of credit, guaranty or other financial accommodation to any Third Party from whom any such consent, substitution, approval, amendment or release is requested or commence any Action in connection with its efforts pursuant to this Section 2.5(b)(i)); provided, further, that neither RMT Partner nor, following the Closing, SpinCo shall agree to any amendment, modification or other concession, in each case, that adversely affects any member of the Company Group in any non-de minimis respect (other than any impact that is fully reimbursed or borne by RMT Partner), in each case, in connection with obtaining such releases, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that in no event shall RMT Partner be required to obtain any consent, substitution, approval or amendment required to novate or assign Company Liabilities relating to, arising out of or resulting from indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured. The Company shall be solely responsible for any and all out-of-pocket costs and expenses (including consent fees) incurred by the Company or any member of the Company Group (and any out-of-pocket costs and expenses incurred by SpinCo or any member of the SpinCo Group prior to the Distribution Time) in connection with its efforts pursuant to this Section 2.5(b)(i).

(ii) If a Party is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release prior to the Distribution Time and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability as of the Distribution Time (each, an “Unreleased Company Liability”), the Company shall, to the extent not prohibited by applicable Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Distribution Time for twenty four (24) months following the Distribution Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Company Liabilities from and after the Distribution Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Company Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and the Company or the applicable Company Group member shall assume, such Unreleased Company Liabilities without exchange of further consideration.

2.6 Release of Support Obligations.

(a) On or prior to the Distribution Date or as soon as practicable thereafter:

(i) Each of RMT Partner, SpinCo and the Company shall, and shall cause its respective Subsidiaries to, cooperate regarding, and RMT Partner shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Company, valid and binding written unconditional releases of the Company and any other member of the Company Group, as applicable, from any SpinCo Liability, whether arising before, on or after the Closing Date, under any Company Support Obligation in effect immediately prior to the Distribution Time, which release shall be effective as of the Distribution Time, including by providing, as reasonably determined by RMT Partner, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request, in each case, to the extent not prohibited by applicable Law. During the Interim Period, RMT Partner shall coordinate with SpinCo and the Company with respect to their joint initial contact with such beneficiaries, afford the Company a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep the Company reasonably informed of any discussions with such beneficiaries in which the Company does not participate.

(ii) Each of RMT Partner, SpinCo and the Company shall, and shall cause its respective Subsidiaries to, cooperate regarding, and the Company shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to RMT Partner, valid and binding written unconditional releases of SpinCo and any other member of the SpinCo Group, as applicable, from any Company Liability, whether arising before, on or after the Closing Date, under any SpinCo Support Obligation in effect immediately prior to the Distribution Time, which release shall be effective as of the Distribution Time, including by providing, as reasonably determined by the Company, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request, in each case, to the extent not prohibited by applicable Law. During the Interim Period, the Company shall coordinate with SpinCo and RMT Partner with respect to their joint initial contact with such beneficiaries, afford RMT Partner a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep RMT Partner reasonably informed of any discussions with such beneficiaries in which RMT Partner does not participate.

(b) Without limiting RMT Partner’s or SpinCo’s obligations under Section 2.6(a), if any Company Support Obligation has not been released as of the Effective Time, then, from and after the Effective Time, (i) RMT Partner shall indemnify and hold harmless the Company and its applicable Affiliates for any Liabilities arising from or relating to such Company Support Obligation (other than any Company Liabilities), including any fees in connection with the issuance and maintenance of any letters of credit, and (ii) RMT Partner shall not permit any members of the SpinCo Group to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner any loan, Contract or other obligation if, as a result thereof, the Company or any of its applicable Affiliates would become liable under such Company Support Obligation, in each case, without the prior written consent of the Company, unless all obligations of the Company and its Subsidiaries with respect thereto are concurrently terminated (with no incremental obligations or liabilities) by documentation reasonably satisfactory in form and substance to the Company. To the extent that the Company or any of its applicable Affiliates has performance obligations under any Company Support Obligation after the Effective Time, from and after the Effective Time, RMT Partner shall (x) perform (or cause the members of the SpinCo Group to perform) such obligations on behalf of the Company and such Affiliates or (y) otherwise take such action as reasonably requested by the Company and such Affiliates so as to put the Company and such Affiliates in the same position as if RMT Partner, and not the Company, had performed or were performing such obligations.

(c) Without limiting the Company’s obligations under Section 2.6(a), if any SpinCo Support Obligation has not been released as of the Effective Time, then, from and after the Effective Time, (i) the Company shall indemnify and hold harmless SpinCo and its applicable Affiliates for any Liabilities arising from or relating to such SpinCo Support Obligation (other than any SpinCo Liabilities), including any fees in connection with the issuance and maintenance of any letters of credit, and (ii) the Company shall not permit any members of the Company Group to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner any loan, Contract or other obligation if, as a result thereof, SpinCo and its applicable Affiliates would become liable under such SpinCo Support Obligation, in each case, without the prior written consent of RMT Partner, unless all obligations of SpinCo and its Subsidiaries with respect thereto are concurrently terminated (with no incremental obligations or liabilities) by documentation reasonably satisfactory in form and substance to RMT Partner. To the extent that SpinCo or any of its applicable Affiliates has performance obligations under any SpinCo Support Obligation after the Effective Time, from and after the Effective Time, the Company shall (x) perform (or cause the members of the Company Group to perform) such obligations on behalf of SpinCo and such Affiliates or (y) otherwise take such action as reasonably requested by SpinCo and such Affiliates so as to put SpinCo and such Affiliates in the same position as if the Company, and not SpinCo or any member of the SpinCo Group, had performed or were performing such obligations.

(d) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) the Company may, in consultation in good faith with RMT Partner, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Support Obligations (provided that such action would not result in any non-de minimis Liability for RMT Partner and its Subsidiaries, other than any Liability that is fully reimbursed or borne by the Company), (ii) neither the Company nor any of its applicable Affiliates will have any obligation to renew any guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances issued on behalf of any member of the SpinCo Group or the SpinCo Business after the expiration thereof, (iii) SpinCo and/or RMT Partner may, in consultation in good faith with the Company, take any action to terminate, obtain release of or otherwise limit the liability of SpinCo or any member of the SpinCo Group under any and all outstanding SpinCo Support Obligations (provided that such action would not result in any non-de minimis Liability for the Company or any of its Subsidiaries, other than any Liability that is fully reimbursed or borne by RMT Partner or SpinCo) and (iv) none of SpinCo or RMT Partner nor any of their respective applicable Affiliates will have any obligation to renew any guarantees, letters of credit, comfort letters, bonds, sureties and other credit support or assurances issued on behalf of any member of the Company Group or the Company Business after the expiration thereof.

2.7 Wrong Pockets; Mail and Other Communications; Payments.

(a) Subject to Section 2.4, after the Distribution Time, if either SpinCo or RMT Partner, on the one hand, or the Company, on the other hand, or any of their respective Group members becomes aware that any of the SpinCo Assets have not been transferred, assigned or conveyed to SpinCo or any member of its Group or that any of the Company Assets have not been retained by or transferred, assigned or conveyed to the Company or any member of its Group (other than the Transferred Entities), it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable transfer the relevant asset to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time.

(b) After the Distribution Time, each of the Company, SpinCo and the members of their respective Groups may receive mail, packages, facsimiles, e-mail and other communications properly belonging to the other (or the other’s respective Group). Accordingly, each of the Company and SpinCo and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or SpinCo and the other members of the SpinCo Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, e-mail and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, e-mail or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.7 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, SpinCo or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, e-mail or other communication or the information contained therein.

(c) The Company shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to SpinCo (or a designated member of its Group) any monies or checks that have been sent to or that are received by the Company or any member of its Group after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the SpinCo Business or the SpinCo Group, to the extent that they constitute SpinCo Assets.

(d) SpinCo shall, or shall cause the applicable member of its Group to, promptly pay or deliver to the Company (or a designated member of its Group) any monies or checks that have been sent to SpinCo or any member of its Group (including the SpinCo Business and the SpinCo Group) after the Distribution Time to the extent that they constitute a Company Asset and are the property of the Company or a member of the Company Group hereunder.

2.8 Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, without any further liability to the Company, SpinCo or any members of its respective Groups, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and the Company and/or any member of the Company Group, on the other hand, effective as of the Distribution Time and in accordance with applicable Law. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Time, and neither the Company, SpinCo nor any member of their respective Groups shall have any liability thereunder after the Distribution Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Documents to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of the Company or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of immediately prior to the Distribution Time shall be repaid, settled or otherwise eliminated in full, without any further liability thereunder to either party thereto, by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by the Company in its reasonable discretion prior to the Distribution; provided that the Company shall not repay, settle or otherwise eliminate any such intercompany accounts in a manner that results in an adverse effect to any member of the SpinCo Group or that exposes RMT Partner or any member of the SpinCo Group to further Liability (unless the cost of such effect or Liability is fully reimbursed to the SpinCo Group or otherwise fully borne by the Company Group), without the prior written consent of RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed). Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be reasonably necessary to acknowledge the foregoing.

2.9 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement, the Merger Agreement or any other Transaction Document, any Contract, a portion of which is a SpinCo Contract, but the remainder of which is a Company Asset (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Time, so that each Party or the member of its Group shall, as of the Distribution

Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the SpinCo Business or the Company Business, as applicable; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by subcontracting, sublicensing, subleasing or back-to-back agreement or by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Company Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Company Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9. Each of the Company and SpinCo shall, and shall cause the members of their respective Groups to, use its commercially reasonable efforts to complete the assignment or amendment of all Shared Contracts pursuant to this Section 2.9 prior to the Distribution Time.

(b) Except to the extent otherwise required by applicable Law (including pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law)), each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Distribution Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c) Nothing in this Section 2.9 shall require any member of any Group to (and (i) neither the Company nor any member of the Company Group nor, prior to the Distribution Time, SpinCo nor any member of the SpinCo Group shall, without the prior written consent of RMT Partner and (ii) neither RMT Partner nor any member of the RMT Partner Group shall, without the prior written consent of the Company) make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Treatment of Shared Services. The Company, SpinCo and RMT Partner acknowledge and agree that (a) the SpinCo Business currently receives from the Company and the members of the Company Group certain Shared Services, (b) except as expressly provided in any Transaction Document or the Merger Agreement, all Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time without further liability to RMT Partner or any member of the SpinCo Group, and (c) from and after the Distribution Time, SpinCo and RMT Partner (and their Affiliates) shall have no rights or Liabilities under any Shared Contracts that are not SpinCo Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document or the Merger Agreement.

2.11 Certain Adjustments.

(a) Certain Definitions.

(i) “Estimated Net Working Capital Adjustment” shall mean (A) if the Estimated Net Working Capital exceeds one hundred and five percent (105%) of the Target Net Working Capital, then a positive amount equal to the amount by which such Estimated Net Working Capital exceeds one hundred and five percent (105%) of the Target Net Working Capital; (B) if the Estimated Net Working Capital is equal to or less than one hundred and five percent (105%) of the Target Net Working Capital and equal to or greater than ninety-five percent (95%) of the Target Net Working Capital, then an amount equal to zero; and (C) if the Estimated Net Working Capital is less than ninety-five percent (95%) of the Target Net Working Capital, then a negative amount equal to the amount by which ninety-five percent (95%) of the Target Net Working Capital exceeds the Estimated Net Working Capital.

(ii) “Estimated SpinCo Expense Reimbursement” shall mean the SpinCo Expense Reimbursement as estimated by the Company in good faith prior to the Closing.

(iii) “Final Net Working Capital Adjustment” shall mean (A) if the Final Net Working Capital exceeds one hundred and five percent (105%) of the Target Net Working Capital, then a positive amount equal to the amount by which such Final Net Working Capital exceeds one hundred and five percent (105%) of the Target Net Working Capital; (B) if the Final Net Working Capital is equal to or less than one hundred and five percent (105%) of the Target Net Working Capital and equal to or greater than ninety-five percent (95%) of the Target Net Working Capital, then an amount equal to zero; and (C) if the Final Net Working Capital is less than ninety-five percent (95%) of the Target Net Working Capital, then a negative amount equal to the amount by which ninety-five percent (95%) of the Target Net Working Capital exceeds the Final Net Working Capital.

(iv) “Net Working Capital” shall mean as of immediately prior to the Distribution (the “Cut-Off Time”) an amount (which may be a positive or negative number) equal to (i) the current assets of the SpinCo Business, minus (ii) the current liabilities of the SpinCo Business, in each case, which are included in the line item categories specifically identified in the illustrative calculation set forth on Exhibit A, but excluding (A) any deferred Tax assets, deferred Tax liabilities, income Tax assets, and income Tax liabilities, (B) all receivables and payables between any Transferred Entity and another Transferred Entity, (C) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated in connection with the Closing pursuant to Section 2.8, (D) the SpinCo Financing and/or the Permanent SpinCo Financing and any proceeds thereof, (E) the SpinCo Expense Reimbursement (including the Reimbursement Obligations), and (F) the Company Assets and the Company Liabilities. The Net Working Capital will be determined in accordance with the Accounting Principles.

(v) “SpinCo Cash” shall mean the aggregate amount of cash and cash equivalents of SpinCo and the other members of the SpinCo Group as of the Cut-Off Time (other than any cash paid to SpinCo by the Company in respect of the Cash Transfer and, if applicable, any cash equal to the Excess Borrowed Proceeds); provided that SpinCo Cash (A) will be increased by all deposits in transit that have not yet cleared, other than wire transfers and drafts deposited but not cleared, in each case for the benefit of SpinCo and the other members of the SpinCo Group, (B) will be reduced by (1) all outstanding and uncleared checks, wire transfers and drafts of SpinCo and the other members of the SpinCo Group, (2) any Excess Cash, (3) any Restricted Cash and (4) any Excluded Cash received by any member of the Company Group or any member of the SpinCo Group prior to the Cut-Off Time, and (C) will be determined in accordance with GAAP.

(vi) “SpinCo Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles, the aggregate amount outstanding with respect to any of the following of any member of the SpinCo Group as of the Cut-Off Time: (a) obligations for borrowed money or in respect of loans or advances (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (b) obligations evidenced by bonds, debentures, notes, or debt securities; (c) obligations under drawn letters of credit, bankers’ acceptances, sureties and similar instruments issued for the account of such Person; (d) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, to the extent such arrangements are required to be unwound or terminated, in accordance with their terms, as a result of the consummation of the Distribution or Merger, calculated, as of the Cut-Off Time, as the amount of any payments that would be required to be paid by such Person to the counterparty banks in the event of an early unwind or early termination of such arrangements at the Cut-Off Time less any amount payable to such Person in connection to such unwind or termination; (e) the amount of any deferred purchase price Liabilities related to past acquisitions for equity, property, assets, goods or services (including holdback amounts or similar items including any contingent obligations to pay a deferred purchase price (including contingent earn-outs but excluding any indemnification or similar non-purchase price obligations) and similar performance-based payment obligations) (it being understood that any Liability set forth on Schedule 2.3(b)(iv) shall not be part of this clause (e)); (f) obligations as lessee that would be required under GAAP to be recorded as capital or finance leases on a balance sheet as of the Cut-Off Time; (g) the SpinCo Employee Deferred Compensation Liabilities and the SpinCo Director Deferred Compensation Liabilities (each, as defined in the Employee Matters Agreement); (h) all unfunded or underfunded liabilities under any defined benefit pension, gratuity, seniority premium, termination indemnity, provident fund, retirement indemnity, statutory severance, or retiree welfare plans or arrangements that are transferred to or assumed by any member of the SpinCo Group; (i) all retention or transaction bonus agreements or other payments pursuant to the programs set forth on Schedule 2.11(a)(vi) that are or become payable by the SpinCo Group after the Distribution Time, together with the employer portion of any Taxes payable by any member of the SpinCo Group with respect thereto and calculated as if all such amounts were paid on the Closing Date (excluding any liabilities or obligations arising (i) in connection with any arrangements entered into at the direction of RMT Partner or any member of the RMT Partner Group or (ii) as a result of both the Reorganization, Distribution or Merger and a termination of employment or continued service following the consummation of the Reorganization, Distribution or Merger); (j) all outstanding and unpaid bonus, severance, ordinary course retention (which does not include the Interim Period Retention Awards or the Post-Closing Retention Awards (each as defined in Section 7.1(b)(viii) of the SpinCo Disclosure Schedule to the Merger Agreement)), commission or incentive compensation (but not equity compensation) obligations that are or will become payable by the SpinCo Group to any current or former employee, officer, director or other individual service provider of the Company Group (solely to the extent relating to the SpinCo Business) or the SpinCo Group, together with the employer portion of any Taxes payable with respect thereto and calculated as if all such amounts were paid on the Closing Date; (k) long-term workers’ compensation claim reserves (whether or not reflected as a liability on the financial statements of the SpinCo Group) for claims related to injuries first occurring prior to the Distribution Date that are transferred to or assumed by any member of the SpinCo Group; (l) fifty percent (50%) of all long-term deferred revenue associated with service Contracts that are SpinCo Contracts; and (m) guaranties of any obligations of the types described in the preceding clauses (a) through (l), inclusive, of any other Person; in each case, excluding (I) indebtedness incurred pursuant to the SpinCo Financing and/or Permanent SpinCo Financing, (II) any amounts otherwise accounted for in the Net Working Capital or the SpinCo Expense Reimbursement, (III) any Tax assets and Tax liabilities, (IV) any lease obligations that are treated as operating leases under GAAP for purposes of the statement of operations but capitalized on the balance sheet under ASC 842 and (V) any obligations owing between or among members of the SpinCo Group.

(vii) “Target Net Working Capital” shall mean $731,000,000.

(b) No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SpinCo and RMT Partner a written report (the “Initial Adjustment Statement”) setting forth in reasonable detail the Company’s good faith estimate of (i) the Net Working Capital as of the Cut-Off Time (such estimate, the “Estimated Net Working Capital”), (ii) the SpinCo Indebtedness as of the Cut-Off Time (such estimate, the “Estimated SpinCo Indebtedness”), (iii) the Estimated SpinCo Expense Reimbursement, and (iv) the Cash Transfer Amount, in each case of clauses (i)-(iv), based on the Company’s books and records and other information available to the Company at the Closing, together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement. Following the delivery of the Initial Adjustment Statement, but prior to the Closing, RMT Partner shall have the right (but not the obligation) to review the Initial Adjustment Statement, and the Company shall reasonably cooperate with RMT Partner in connection with its review of the Initial Adjustment Statement, including by providing information reasonably necessary or useful in connection with RMT Partner’s review of the Initial Adjustment Statement as reasonably requested by RMT Partner and shall consider any comments to the Initial Adjustment Statement proposed by RMT Partner in good faith. The Company and RMT Partner will attempt to resolve in good faith any differences that they may have with respect to the computation of any of the items in the Initial Adjustment Statement; provided that, if the Company and RMT Partner are unable to resolve such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated SpinCo Indebtedness, Estimated SpinCo Expense Reimbursement and the Cash Transfer Amount as reflected in the Initial Adjustment Statement shall be used for purposes of calculating the Cash Transfer Amount to be paid on the Closing Date.

(c) Within one hundred and twenty (120) days following the Closing Date, RMT Partner shall deliver to the Company a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail RMT Partner’s good faith calculation of (i) the Net Working Capital as of the Cut-Off Time, (ii) SpinCo Cash as of the Cut-Off Time, (iii) SpinCo Indebtedness as of the Cut-Off Time, (iv) the SpinCo Expense Reimbursement and (v) the Cash Transfer Amount, together, in the case of clauses (i)-(v), with reasonable supporting detail and prepared in conformity with the requirements of this Agreement.

(d) If the Company disagrees with the calculations set forth in the Preliminary Adjustment Statement, the Company will deliver to RMT Partner, within sixty (60) days after receipt by the Company of the Preliminary Adjustment Statement (the “Review Period”) a written statement describing each objection thereto and the Company’s proposed adjustments, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement”) (and the Company will be deemed to have accepted the values assigned by the Preliminary Adjustment Statement to any individual item or amount not specifically identified in such Notice of Disagreement). If the Company does not deliver a Notice of Disagreement within the Review Period, the Company will be deemed to have accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.11(j).

(e) If the Company delivers to RMT Partner a Notice of Disagreement during the Review Period, the Company and RMT Partner will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after RMT Partner’s receipt of the Notice of Disagreement (the “Resolution Period”). Rule 408 of the Federal Rules of Evidence shall apply to each of the Company and RMT Partner during any discussions or negotiations during the Resolution Period, and any subsequent dispute arising therefrom. If the Company and RMT Partner reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.11(j). If such a resolution is not reached during the

Resolution Period, the Company and RMT Partner will promptly (no later than five (5) Business Days after the final day of the Resolution Period) (i) retain a nationally recognized independent certified public accounting firm in the United States mutually acceptable to the Company and RMT Partner or (ii) if the Company and RMT Partner are unable to agree on a firm within ten (10) days after the end of the Resolution Period, then, within an additional five (5) days, the Company and RMT Partner shall each select one such firm and those two firms shall, within five (5) days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). The Company and RMT Partner will enter into a customary engagement letter with the Independent Accounting Firm promptly after such selection and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.11(e), together with a copy of this Agreement and the Preliminary Adjustment Statement, promptly after entering into such engagement letter (but in any event, no later than ten (10) days after entering into such engagement letter); provided, that the Company and RMT Partner cannot assign a value to any Disputed Item that is more favorable to such Party than what such Party included in the Notice of Disagreement or the Preliminary Adjustment Statement, respectively. The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or RMT Partner (or SpinCo) communicate (or permit any of the members of its respective Group or Representatives to communicate) with the Independent Accounting Firm without providing the other Party(ies) a reasonable opportunity to participate in such communication. The Company and RMT Partner will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement and (2) within the range of the respective positions taken by each of the Company and RMT Partner and (3) based solely on written submissions of the Company and RMT Partner (i.e., not on the basis of an independent review), a copy of which shall simultaneously be provided to the other Party(ies), and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and (B) prepare and deliver to the Company and RMT Partner a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the Disputed Items were determined in accordance with the Accounting Principles, this Section 2.11 and Exhibit A, and the Independent Accounting Firm shall not be permitted to make any other determination, including as to whether Target Net Working Capital is correct. The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes thereto in accordance with any adjustments agreed in writing between the Company and RMT Partner during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.11(i). With respect to any “estimated” item, such item shall be “final” pursuant to this Section 2.11 for purposes of calculating the Final Cash Transfer Amount whether by failure of the Company to deliver an objection to the Preliminary Adjustment Statement, by mutual agreement between the Company and RMT Partner or by determination of the Independent Accounting Firm.

(f) Each of the Company and SpinCo will (A) pay its own respective costs and expenses incurred in connection with this Section 2.11 and (B) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.11 on a pro rata basis based upon the inverse of the degree to which the Independent Accounting Firm has accepted the respective positions of the Company and SpinCo (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm determines that it accepted seventy percent (70%) of the position of the Company, the Company will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and SpinCo will pay the remaining seventy percent (70%) of such fees and expenses.

(g) In connection with the matters set forth in this Section 2.11, during the Review Period and Resolution Period, if applicable, each Party and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to all relevant work papers, schedules and other supporting documents prepared by the other Party or Parties, as applicable, the members of their respective Groups or their respective Representatives and used in connection with the calculation of Net Working Capital, SpinCo Cash, SpinCo Indebtedness and the SpinCo Expense Reimbursement and access, during normal business hours and upon reasonable notice and in a manner that does not adversely interfere with the conduct of such other Party’s business, any other information in such other Party’s possession which a Party reasonably requests, and each Party shall, and shall cause its Representatives to, cooperate reasonably with the requesting Party or Parties and its or their Representatives in connection therewith; provided, that in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, waive any legal privilege available under applicable Law, including any attorney-client privilege, attorney work product privilege, and confidentiality privileges applying to federally authorized tax practitioners under Section 7525 of the Code (or any similar provision of state, local, foreign or other tax law), or breach any duty of confidentiality owed to any Person, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.

(h) The Company and RMT Partner agree that the procedures set forth in this Section 2.11 for resolving disputes with respect to the Preliminary Adjustment Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce this Section 2.11 including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties, and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.

(i) The Net Working Capital set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital.”

(j) Within five (5) Business Days after the determination of the Final Cash Transfer Amount pursuant to Section 2.11(e), (i) if the Final Cash Transfer Amount exceeds the Cash Transfer Amount, SpinCo will pay to the Company the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Company or (ii) if the Cash Transfer Amount exceeds the Final Cash Transfer Amount, the Company will pay to SpinCo the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by SpinCo. Any payment pursuant to this Section 2.11(j) shall be treated as an adjustment to the Cash Transfer for all U.S. federal (and applicable state, local and foreign) income tax purposes.

(k) For the avoidance of doubt, the Net Working Capital of SpinCo, Final SpinCo Cash, Final SpinCo Indebtedness and the SpinCo Expense Reimbursement shall all be calculated for the purposes of this Section 2.11 and in the calculation of the Cash Transfer Amount and Final Cash Transfer Amount as of immediately prior to the Distribution and shall (i) be based exclusively on the facts and circumstances as they exist as of or immediately prior to the Distribution Time and (ii) entirely disregard (x) any and all effects on SpinCo and its Subsidiaries (including the assets and liabilities of SpinCo and its Subsidiaries) as a result of the transactions contemplated by this Agreement and the Merger Agreement (for the avoidance of doubt, other than with respect to the calculation of the SpinCo Expense Reimbursement) or of any financing or refinancing arrangements entered into at any time by RMT Partner or any other transaction entered into by RMT Partner in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement and (y) any of the plans, transactions, fundings, payments or changes which RMT Partner initiates or makes or causes to be initiated or made on or after the Closing with respect to SpinCo and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to RMT Partner or any of its assets or liabilities.

2.12 Bank Accounts; Cash Balances.

(a) Each of the Company and SpinCo agrees to take, or cause the members of its Group to take, at the Distribution Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that each such SpinCo Account and Company Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Company Account or SpinCo Account, respectively, is de-linked from such Company Account or SpinCo Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.12(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.12(a), there will continue to be in place a cash management process pursuant to which the Company Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the Company Group.

(d) With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Distribution Time, such outstanding checks and payments shall be honored following the Distribution Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

2.13 Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Transaction Documents to which it is a party.

2.14 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) AND RMT PARTNER (ON BEHALF OF ITSELF AND EACH MEMBER OF THE RMT PARTNER GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE MERGER AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS-IS,” “WHERE-IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.15 SpinCo Financing. Prior to the Distribution Time and subject to the terms and conditions of the Merger Agreement, SpinCo will enter into a definitive agreement or agreements providing for the SpinCo Financing or Permanent SpinCo Financing, incur the SpinCo Financing and/or Permanent SpinCo Financing and receive the proceeds thereof. From and after SpinCo’s or any other member of the SpinCo Group’s receipt of the proceeds of the SpinCo Financing and/or the Permanent SpinCo Financing, SpinCo shall not distribute or disburse any portion of the proceeds of the SpinCo Financing and/or the Permanent SpinCo Financing other than in connection with the payment of the SpinCo Cash Distribution, the Cash Transfer and (to the extent applicable) the RMT Partner Special Dividend, in each case, in accordance with the terms of this Agreement or in connection with satisfying any payment obligations (including payment of associated fees, costs and other expenses) under the SpinCo Financing and/or the Permanent SpinCo Financing.

2.16 Financial Information Certifications. The Company’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in a Disclosure Document (a “Straddle Period”), the Company, on or before the date that is ten (10) days prior to the latest date on which RMT Partner or SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide RMT Partner and/or SpinCo, as applicable, with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of the Company in similar certifications delivered prior to the Distribution Date, with such changes thereto as the Company may reasonably determine. Such certification(s) shall be provided by the Company (and not by any officer or employee in their individual capacity).

2.17 Works Council Matters.

(a) The Reorganization Step Plan with regards to any French Subsidiary of the Company (including the French Subsidiary to be formed pursuant the Reorganization Step Plan) will not be implemented unless and until the relevant French corporate body having authority to decide about any such measures under the Reorganization Step Plan has notified its decision to proceed with the transactions contemplated by this Agreement, such decision to be notified only after completion of the consultation process with the relevant French works council pursuant to Article L. 2312-16, R. 2312-5 and R. 2312-6 of the French Labor Code (the “French Consultation Process”), which shall commence promptly following the date hereof. For the purposes of this clause, the French Consultation Process shall be deemed completed on the date the relevant works council renders its opinion (whether positive or negative) or is deemed to have rendered such opinion under applicable law. Until completion of the French Consultation Process, the Parties shall not, directly or indirectly, take any binding decision with respect to any French Subsidiary of the Company (including the French Subsidiary to be formed pursuant the Reorganization Step Plan) or take any step to implement the relevant parts of the Reorganization Step Plan affecting any French Subsidiary of the Company (including the French Subsidiary to be formed pursuant the Reorganization Step Plan).

(b) The Reorganization Step Plan with regards to any Dutch Subsidiary of the Company will not be implemented unless and until the relevant corporate body having authority to decide about any such measures under the Reorganization Step Plan has notified its decision to proceed with the transactions contemplated by this Agreement, such decision to be notified only after completion of the consultation process with the relevant Dutch works council pursuant to Article 25 of the Dutch Works Councils Act (the “Dutch Consultation Process”), which shall commence promptly following the date hereof. For the purposes of this clause, the Dutch Consultation Process shall be deemed completed on the date the relevant works council renders its opinion which allows for the direct implementation of the intended decisions for which the Dutch works council has been requested for its advice or is deemed to have rendered such opinion under applicable law. In the event of a negative advice (including an advice with conditions not acceptable to the Company and/or the Dutch Subsidiary) or in the absence of an advice while the Dutch works council had a reasonable period to render its advice, the relevant corporate body having authority may inform the Dutch works council in writing in accordance with article 25 paragraph 5 of the WOR that it will proceed with the Reorganization Step Plan with regards to the Dutch Subsidiary of the Company, in which case the Dutch works council consultation process is deemed completed once (x) the one-month waiting period as set out in article 25 paragraph 6 of the WOR has lapsed, without the Dutch works council having initiated legal proceedings as set out in article 26 of the WOR; (y) the Dutch works council has unconditionally and irrevocably waived its right to initiate the legal proceedings or has otherwise given its consent to proceed; or (z) following the initiation of legal proceedings as set out in article 26 of the WOR, (i) the Dutch works council has unconditionally and irrevocably waived its right to initiate the legal proceedings or has otherwise unconditionally and irrevocably withdrawn these legal proceedings, or (ii) the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) has handed down a decision that does not prevent the implementation of the Reorganization Step Plan with regards to any Dutch Subsidiary of the Company. If following the legal proceedings referred to above, the Enterprise Chamber of the Amsterdam Court of Appeal has made a decision that does prevent the implementation of the Reorganization Step Plan with regards to any Dutch Subsidiary of the Company, the relevant corporate body shall re-engage with the Dutch works council, taking the decision of the Enterprise Chamber of the Amsterdam Court of Appeal into account. Until completion of the Dutch Consultation Process pursuant to this Section 2.17(b), the Parties shall not, directly or indirectly, take any binding decision with respect to any Dutch Subsidiary of the Company (including the Dutch Subsidiary to be formed pursuant the Reorganization Step Plan) or take any step to implement the relevant parts of the Reorganization Step Plan affecting any Dutch Subsidiary of the Company (including the Dutch Subsidiary to be formed pursuant the Reorganization Step Plan).

(c) The Company shall not, pursuant to this Section 2.17, (i) make, propose or accept any amendment to this Agreement or any other Transaction Document or Transfer Document or commitment, undertaking or promise to the relevant works council and/or the employees and/or trade unions of the SpinCo Group in connection with the Reorganization or the other transactions contemplated by the Transaction Documents or make any communication regarding the intention of RMT Partner or any other member of the RMT Partner Group concerning the future operations (including related to employment) of the SpinCo Group, in each case, that has an adverse impact on RMT Partner or any member of the SpinCo Group or SpinCo Asset in any non-de minimis respect (other than any impact that is fully reimbursed or borne by the Company), without RMT Partner’s prior approval (not to be unreasonably withheld, conditioned or delayed), or (ii) take any action with respect to the defense or settlement of an Action brought by the relevant works council that has an adverse impact on RMT Partner or any member of the SpinCo Group or SpinCo Asset in any non-de minimis respect (other than any monetary impact that is fully reimbursed or borne by the Company), in each case, without the prior written approval of RMT Partner (not to be unreasonably withheld, conditioned or delayed). If, pursuant to Section 2.17(b), the applicable Dutch works council either (i) renders negative advice or (ii) sets any conditions for positive advice or neutral advice, in each case, that require changes to this Agreement or any other Transaction Document or Transfer Document or additional commitments of the Parties, then the Company shall inform RMT Partner thereof promptly in writing. As soon as reasonably possible thereafter, the Parties will, using reasonable best efforts and in good faith, initiate discussions among each other and the Dutch works council with the aim of reaching an agreement on any such amendments or additional commitments, as applicable, as the Parties deem necessary to accommodate the conditions imposed by the Dutch works council; provided that (i) RMT Partner shall not be required to agree on any such amendments or accept any such additional commitments that have an adverse impact on RMT Partner or any member of the SpinCo Group or SpinCo Asset in any non-de minimis respect (other than any monetary impact that is fully reimbursed or borne by the Company) and (ii) the Company shall not be required to agree on any such amendments or accept any such additional commitments that have an adverse impact on the Company or any member of the Company Group or Company Asset in any non-de minimis respect (other than any monetary impact that is fully reimbursed or borne by the RMT Partner), in each case, in connection with the Dutch Consultation Process.

2.18 Trade Union Matters. The Reorganization Step Plan with regards to any Dutch Subsidiary of the Company will not be implemented unless and until the relevant corporate body having authority to decide about any such measures under the Reorganization Step Plan has notified its decision to proceed with the transactions contemplated by this Agreement, such decision to be notified only after completion of the consultation process with any relevant Dutch trade union and any relevant Dutch employers’ association (the “Dutch Trade Union Process”), which such Dutch Trade Union Process shall be commenced as soon as possible following the date hereof and be completed on the date as determined by the relevant corporate body having authority to decide about any such measures under the Reorganization Step Plan. Until then, the Parties shall not, directly or indirectly, take any binding decision with respect to any Dutch Subsidiary of the Company (including the Dutch Subsidiary to be formed pursuant the Reorganization Step Plan) or take any step to implement the relevant parts of the Reorganization Step Plan affecting any Dutch Subsidiary of the Company (including the Dutch Subsidiary to be formed pursuant the Reorganization Step Plan).

2.19 Minimum Cash. At the Distribution Time, the Company shall cause the applicable members of the SpinCo Group to have the Minimum Cash available to such member or members in the bank accounts in the applicable operational regions and jurisdictions as set forth in Schedule 2.19; provided that the foregoing shall not apply to any operational region and/or jurisdiction that is a Deferred SpinCo Local Business.

ARTICLE III

THE DISTRIBUTION

3.1 Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Securities Law Matters.

(i) SpinCo shall cooperate with the Company to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. The Company shall be permitted to direct and control the efforts of SpinCo in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by the Company in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Merger Agreement and the other Transaction Documents.

(ii) SpinCo and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Company and SpinCo shall prepare and mail or otherwise make available, prior to any Distribution Date, to the Record Holders, such information concerning SpinCo, the Company, RMT Partner, their respective businesses, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by Law. The Company and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with or submit to the SEC, any such documentation and any requisite no-action letters which the Company determines are necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(b) Stock Exchange Matters. The Company shall give the NYSE not less than ten (10) days’ advance notice of the Record Date, in compliance with Rule 10b-17 under the Exchange Act.

(c) The Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(d) Preferred Stock Recapitalization and Preferred Stock Exchange. Immediately prior to the Record Date and in connection with the Reorganization, in exchange for shares of Company Common Stock then held by (i) the Trust under the Becton, Dickinson and Company 1996 Directors’ Deferral Plan and (ii) the Becton, Dickinson and Company Salary and Bonus Deferral Plan Trust for the BD Deferred Compensation and Retirement Benefit Restoration Plan (collectively, the “Trusts”), the Trusts shall receive from the Company shares of preferred stock (the “Common-Equivalent Company Preferred Stock”) of the Company (the “Preferred Stock Recapitalization”). The Company shall redeem all outstanding shares of Common-Equivalent Company Preferred Stock promptly after the Distribution Time for shares of Company Common Stock (the “Preferred Stock Exchange”). For U.S. federal income tax purposes, (A) the Preferred Stock Recapitalization and (B) the Preferred Stock Exchange are intended to be treated as disregarded transactions.

3.2 Conditions to the Distribution.

(a) The obligation of the Company to consummate the Distribution will be subject to the following conditions:

(i) the Company shall have received the Distribution Tax Opinion from Tax Counsel;

(ii) the Company shall have received the IRS Ruling and such IRS Ruling shall continue to be valid and in full force and effect;

(iii) the Reorganization shall have been completed substantially in accordance with the Reorganization Step Plan (other than those steps that are expressly contemplated to occur at or after the Distribution (but, with respect to those steps expressly contemplated to occur at the Distribution, subject to the completion or waiver of such steps at the Distribution), and taking into account any changes to the Reorganization Step Plan made in accordance with Section 2.1(b));

(iv) an independent appraisal firm reasonably acceptable to the Company shall have delivered one (1) or more opinions to the Company Board confirming the solvency and financial viability of the Company prior to the Distribution and of the Company and SpinCo after giving effect to the consummation of the SpinCo Financing or the Permanent SpinCo Financing, SpinCo Cash Distribution and Cash Transfer and after consummation of the Distribution, and such opinions shall be reasonably acceptable to the Company in form and substance, and such opinions shall not have been withdrawn, rescinded or modified;

(v) SpinCo shall have consummated the SpinCo Financing or the Permanent SpinCo Financing in accordance with Section 2.15, and shall have received net cash proceeds in respect of such financing equal to or greater than the amount of the SpinCo Cash Distribution, and the Company shall, acting reasonably and in good faith, be satisfied that, as of the Distribution Time, it shall have no Liability under the SpinCo Financing and/or Permanent SpinCo Financing;

(vi) the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;

(vii) RMT Partner shall have irrevocably confirmed to the Company that each condition in Section 8.3 of the Merger Agreement to RMT Partner’s and Merger Sub’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution or (iii) subject to applicable Laws, is or has been waived by RMT Partner;

(viii) SpinCo shall have issued to the Company additional shares of SpinCo Common Stock, or taken such other appropriate actions, such that the number of shares of SpinCo Common Stock then outstanding shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution and the other transactions contemplated by this Agreement;

(ix) SpinCo shall have made or caused to be made a cash distribution to the Company in the amount of the SpinCo Cash Distribution; and

(x) the Cash Transfer shall have been paid, or shall be paid concurrently with the Distribution.

(b) The foregoing conditions are for the sole benefit of the Company and shall not give rise to or create any duty on the part of Company or the Company Board to waive or not waive any such condition or in any way limit the Company’s right to terminate this Agreement as set forth in this Agreement or the Merger Agreement or alter the consequences of any such termination from those specified in Article IX of this Agreement or Article IX of the Merger Agreement. The Company and SpinCo shall cooperate and use reasonable best efforts to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied as promptly as practicable, but in any event, prior to the Outside Date, and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver). In addition, and without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to obtain the opinions described in Sections 3.2(a)(i) and (iv).

3.3 The Distribution.

(a) The Board of Directors of the Company, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by the Company on the Distribution Date shall be distributed to the Record Holders in the manner determined by the Company and in accordance with Section 3.3(d). Subject to the terms thereof, in accordance with Section 3.3(d), each Record Holder shall be entitled to receive for all shares of Company Common Stock held by such Record Holder as of the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by the Company on the Distribution Date, multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by such Record Holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date (for the avoidance of doubt, excluding treasury shares held by any member of the Company Group).

(b) None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) The Company, SpinCo, the Distribution Agent, or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, foreign or other tax law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(d) Upon the consummation of the Spin-Off, the Company shall deliver to the Distribution Agent, a global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Spin-Off, as the case may be, for the account of the Company’s stockholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of the Company’s stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. The Distribution shall be deemed to be effective upon written authorization from the Company to the Distribution Agent to proceed.

(e) No action by any Record Holder shall be necessary for such Record Holder to receive the applicable number of shares of SpinCo Common Stock such Record Holder is entitled to in the Distribution.

3.4 SpinCo Common Stock Issued to Company Subsidiaries. In the event that any shares of SpinCo Common Stock are distributed in the Distribution to a Subsidiary of the Company that is a member of the Company Group, then, as promptly as practicable following such Subsidiary’s receipt of such SpinCo Common Stock, the Company shall acquire such SpinCo Common Stock in exchange for an amount of cash equal to the fair market value of such SpinCo Common Stock as of the Distribution Date, as determined by the Company. As promptly as practicable following such acquisition and in all events prior to the Merger, the Company shall transfer such SpinCo Common Stock to SpinCo for no consideration, and such SpinCo Common Stock shall be cancelled and cease to be outstanding. The Parties acknowledge and agree that, for U.S. federal income tax purposes, (a) the transitory existence of such SpinCo Common Stock is intended to be disregarded, and (b) the Company’s payment of cash to such Subsidiary is intended to be treated as a distribution of property described in Section 301 of the Code.

3.5 Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and SpinCo shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware, to increase the number of authorized shares of SpinCo Common Stock and make such other amendments as may be necessary or advisable in order to cause there to be issued and outstanding the number of shares of SpinCo Common Stock necessary to effect the Distribution and the other transactions contemplated by this Agreement.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) SpinCo and RMT Partner Release of Company. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, each of SpinCo and RMT Partner does hereby, for itself, each other member of the SpinCo Group and each Subsidiary of RMT Partner, respectively, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any of their respective Groups (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and the members of the Company Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Distribution Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the SpinCo Financing, the Permanent SpinCo Financing, the RMT Partner Financing, the Merger and any of the other transactions contemplated by this Agreement, the Merger Agreement or any of the other Transaction Documents and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b) Company Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, the Company does hereby, for itself and each other member of the Company Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Company Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the Merger and any of the other transactions contemplated by this Agreement, the Merger Agreement or any of the other Transaction Documents and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the Company Business, the Company Assets or the Company Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) as not to terminate as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from (A) this Agreement, (B) the Merger Agreement, (C) any other Transaction Document or (D) any agreement among any members of the Company Group or any members of the SpinCo Group that is specified in Section 2.8(b) as not to terminate as of the Distribution Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Distribution Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any other Transaction Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group, to the extent reflected in the calculation of Final Net Working Capital;

(v) any Liability provided in or resulting from any agreement that is entered into after the Distribution Time between RMT Partner or SpinCo (and/or a member of the SpinCo Group), on the one hand, and the Company (and/or a member of the Company Group), on the other hand;

(vi) any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, the Merger Agreement, any other Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of this Agreement, the Merger Agreement and the Transaction Documents; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) or 4.1(b) shall release: (A) any member of the Company Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Company Group on or prior to the Distribution Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV, or (B) SpinCo from honoring its obligations to indemnify any director, officer or employee of the Company Group who was a director, officer or employee of SpinCo or any member of the SpinCo Group at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Company Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the Company Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b). RMT Partner shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the Company Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).

(e) Execution of Further Releases. It is the intent of each of the Company, SpinCo and RMT Partner, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo, RMT Partner or any member of the SpinCo Group or any Subsidiary of RMT Partner, on the one hand, and the Company or any member of the Company Group, on the other hand, relating to the matters described in Section 4.1(a), except as expressly set forth in Section 4.1(c). At any time at or after the Distribution Time, at the request of either the Company, SpinCo or RMT Partner, the other Parties shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless the Company, each member of the Company Group and the Company’s Affiliates and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any SpinCo Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the other Transaction Documents (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document); provided that the Company Indemnitees shall not have any claim pursuant to this Section 4.2(c) prior to the Distribution Time;

(d) except to the extent it relates to a Company Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the Company Group for the benefit of any member of the SpinCo Group by any member of the Company Group that survives following the Distribution (other than as a result of breach thereof by any member of the SpinCo Group prior to the Effective Time or breach thereof by any member of the Company Group);

(e) any Liabilities arising out of claims made by the securityholders or lenders of a party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of RMT Partner in writing prior to the Distribution in connection with the SpinCo Financing, the Permanent SpinCo Financing or the RMT Partner Financing (other than with respect to information that was initially disclosed or provided to RMT Partner by any member of the Company Group); and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in RMT Partner’s name in any Securities Filings.

In the event that SpinCo shall transfer a majority of its assets to another Person, RMT Partner shall, or shall cause such transferee to, assume the obligations of SpinCo under this Agreement.

4.3 Indemnification by Company. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the Company Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and SpinCo’s Affiliates and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Company Liability;

(b) any failure of the Company, any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with their terms;

(c) any breach by the Company or any other member of the Company Group of this Agreement or any of the other Transaction Documents (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document); provided that the SpinCo Indemnitees shall not have any claim pursuant to this Section 4.3(c) prior to the Distribution Time;

(d) except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the Company Group by any member of the SpinCo Group that survives following the Distribution (other than as a result of a breach thereof by any member of the SpinCo Group after the Effective Time);

(e) Liabilities arising out of claims made by the securityholders or lenders of a party or any of their Affiliates to the extent relating to the use of any information relating to the Company Business provided by or on behalf of the Company, SpinCo, or any of their Subsidiaries in writing prior to the Distribution in connection with the SpinCo Financing, the Permanent SpinCo Financing or the RMT Partner Financing (other than with respect to information that was initially disclosed or provided to the Company by RMT Partner or any of its Subsidiaries); and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in the Company’s name in any Securities Filings.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either the Company or SpinCo, as applicable (an “Indemnifying Party”), is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then reasonably promptly following receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any other Transaction Document, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each of the Company and SpinCo shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any other Transaction Document.

(c) Notwithstanding anything herein to the contrary, the Company shall not be required to indemnify any SpinCo Indemnitees for any Liability pursuant to Section 4.3 if and to the extent such Liability was reflected in the calculation of the Final Net Working Capital.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Distribution Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Company Group or the SpinCo Group or RMT Partner or any of its Subsidiaries of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any other Transaction Document, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first (i) confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim and (ii) specify to the Indemnitee in writing any reservations or exceptions to such confirmation; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim and shall pay the reasonable and documented out-of-pocket fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation or if such Third-Party Claim seeks an injunction or equitable relief against the Indemnitee (and not any Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any or all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented out-of-pocket fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one firm of separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented out-of-pocket fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. An Indemnifying Party may not settle or compromise any Third-Party Claim for which an Indemnitee is seeking to be indemnified hereunder without the prior written consent of such Indemnitee, which consent may not be unreasonably withheld, unless such settlement or compromise (i) does not encumber any of the assets of any Indemnitee or contain any restriction or condition that would apply to such Indemnitee or to the conduct of that Person’s business (other than the payment of monetary damages, which such damages are fully payable by the settling or compromising Indemnifying Party), (ii) does not contain or involve any admission, statement, finding or determination providing for or acknowledging any liability or wrongdoing or violation of Law by such Indemnitee, and (iii) provides for, as a condition thereto, a full, unconditional and irrevocable release of such Indemnitee from all Liability in connection with the Third-Party Claim. No settlement or entry of judgment in respect of any Third-Party Claim shall be consented to by any Indemnitee without the express written consent of the Indemnifying Party.

(f) Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any other Transaction Document that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.6(b). Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any other Transaction Document, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Subject to Section 4.11, such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use their respective commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to direct the defense or prosecution of the Action as set forth in Section 4.5, Section 4.11 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all documented out-of-pocket costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(f) If an indemnification claim is covered by the indemnification provisions of any Transaction Document (other than this Agreement), the claim shall be made under such document or agreement and not under this Agreement. In no event shall any Party be entitled to double recovery for the same Losses from the indemnification provisions of this Agreement and any other Transaction Document.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Company Group) or with the ownership, operation or activities of the SpinCo Business shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of the Company or any other member of the Company Group; (ii) any fault associated with the business conducted with Delayed Company Assets or Delayed Company Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Company Business shall be deemed to be the fault of the Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason; (b) the retention of any Company Liabilities by the Company or a member of the Company Group on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.10 Exclusive Remedy. The indemnification provisions of this Article IV shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than the Merger Agreement and any other Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Group members, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person or any of its Group members may have against the other Party and its Group members, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than the Merger Agreement and any other Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article IV. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 10.11 or under the Merger Agreement or any other Transaction Document, in each case, as provided therein, or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud and (c) the rights or obligations of any Person under any of the other Transaction Documents that expressly provide otherwise, or the Confidentiality Agreement. For the avoidance of doubt, the provisions of this Section 4.10 are not intended to, and will not be deemed to, alter or supersede (i) the indemnification, damages or remedy provisions contained in any of the Transition Services Agreement or the Contract Manufacturing Agreements, (ii) the rights and obligations of the Company and RMT Partner to resolve disputes with respect to the Final Adjustment Statement pursuant to Section 2.11 or (iii) the rights and obligations of the Parties or any insurers under any Covered Policy.

4.11 Management of Actions. This Section 4.11 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 4.11.

(a) Management of SpinCo-Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of any Actions that constitute only SpinCo Liabilities, SpinCo Assets, Delayed SpinCo Assets or Delayed SpinCo Liabilities (“SpinCo-Controlled Actions”). If an Action that constitutes solely a SpinCo Liability, a SpinCo Asset, a Delayed SpinCo Asset or a Delayed SpinCo Liability is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Action. Neither the Company, on the one hand, nor SpinCo or RMT Partner, on the other hand, shall add the other to any Action pending as of or after the Distribution Time without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Management of Company-Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 4.11(b) and (ii) any other Actions that constitute only Company Liabilities or Company Assets (“Company-Controlled Actions”). If an Action that constitutes solely a Company Liability or a Company Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action.

(c) Management of Actions Naming Both SpinCo and the Company. From and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Company Group is named in an Action that is neither a SpinCo-Controlled Action nor a Company-Controlled Action (a “Separate Action”), each of SpinCo and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d) Management of Mixed Actions. From and after the Distribution Time, any Action that constitutes both a SpinCo Liability, a SpinCo Asset, a Delayed SpinCo Asset or a Delayed SpinCo Liability, on the one hand, and a Company Liability or a Company Asset, on the other hand, and that does not constitute a SpinCo-Controlled Action, Company-Controlled Action or a Separate Action (“Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article IV), as determined in good faith by the Company and SpinCo; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party; provided, however, that any Action that seeks equitable or injunctive relief against multiple Parties or Subsidiaries of multiple Parties shall be deemed a Mixed Action and jointly managed in accordance with the remainder of this Section 4.11(d). The Company and SpinCo shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and SpinCo and their respective Group members any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and SpinCo may jointly retain counsel (in which case the cost of counsel shall be shared by the Company and SpinCo in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability or a Delayed SpinCo Liability, on the one hand, and a Company Liability, on the other hand), as determined in good faith by the Company and SpinCo, or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset or a Delayed SpinCo Asset, on the one hand, and a Company Asset, on the other hand)) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and SpinCo shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability or a Delayed SpinCo Liability, on the one hand, and a Company Liability, on the other hand) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset or a Delayed SpinCo Asset, on the one hand, and a Company Asset, on the other hand). In any Mixed Action, each of the Company and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Company Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (i) if a judgment is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the SpinCo Business and (ii) if a recovery is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each of the Company’s Subsidiaries or SpinCo’s Subsidiaries in respect of any past, present or future Action are hereby delegated to the Company or SpinCo, respectively. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

4.12 Settlement of Actions. No Party managing an Action pursuant to Section 4.11 shall settle or compromise such Action (other than the Company with respect to Company-Controlled Actions and SpinCo with respect to SpinCo-Controlled Actions) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party in full for all monetary damages arising out of or related to such Action, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (a) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group, (b) encumber any asset of any member of the other Party’s Group or (c) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates; provided that such settlement entered into by such managing Party must contain as a condition thereto, a complete release of the other Party being indemnified. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 4.11 without the express written consent of the Party managing such Action.

4.13 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such losses are found by a court of competent jurisdiction to be owed to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its respective Group members shall be liable under this Agreement to the other Party for any losses that are punitive, exemplary, speculative or similar damages, whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable. For the avoidance of doubt, the provisions of this Section 4.13 do not apply to the Transition Services Agreement or the Contract Manufacturing Agreements, each of which shall be subject to the indemnification, damages and remedies provisions contained therein.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) The Company, RMT Partner and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Time. In no event shall the Company, any other member of the Company Group or any Company Indemnitee have Liability or obligation whatsoever to any member of the RMT Partner Group or SpinCo Group in the event that any (i) insurance policy or insurance policy-related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the RMT Partner Group or SpinCo Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment; provided that nothing in this Section 5.1(a) shall relieve any Party of any liability or damages resulting from a breach of the Merger Agreement.

(b) With the sole exception of claims, losses, damages or Liability based upon or arising from any acts, omissions, events or circumstances that occurred or existed prior to the Distribution Time and which would be otherwise covered under any occurrence-based insurance policies of the Company or any member of the Company Group (collectively, the “Covered Policies”), from and after the Distribution Time, SpinCo, any member of the SpinCo Group, RMT Partner, any member of the RMT Partner Group, or any of their respective employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of the Company’s or any member of the Company Group’s insurance policies or any of their respective self-insured programs in place immediately prior to the Distribution Time. Solely with respect to the Covered Policies, from and after the Distribution Time, with respect to any claims, losses, damages or Liability based upon or arising from acts, omissions, events or circumstances that occurred or existed prior to the Distribution Time, the Company will provide RMT Partner and SpinCo with access to, and SpinCo and the SpinCo Group may make claims under, the Covered Policies, but solely to the extent that such policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Distribution Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) SpinCo shall notify the Company’s Director of Risk Management (or such other Person of the Company if there is no Director of Risk Management), reasonably promptly, of any incident, circumstance or occurrence that may lead to a claim made by SpinCo pursuant to this Section 5.1(b);

(ii) SpinCo shall reimburse the Company and the members of the Company Group for all claim-related payments made by the Company or any member of the Company Group on or after the Distribution Time that arise from claims made by SpinCo, any member of the SpinCo Group, RMT Partner, any member of the RMT Partner Group, any of their respective employees or any Third Party under the Company’s or any member of the Company Group’s self-insured, large deductible or fronted insurance programs for occurrences prior to the Distribution Time, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse the Company and the members of the Company Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by the Company or any members of the Company Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group, RMT Partner or any other members of the RMT Partner Group under, any of the Company’s or a member of the Company Group’s insurance policies provided pursuant to this Section 5.1(b) whether such claims are made by SpinCo, its employees or Third Parties; provided that neither SpinCo nor any other member of the SpinCo Group shall owe any obligations of indemnification, reimbursement or otherwise pursuant to this Section 5.1(b) with respect to any claims resulting from or arising out of the gross negligence, bad faith, fraud or intentional misconduct of the Company or any other members of the Company Group; and

(iii) SpinCo shall exclusively bear (and neither the Company nor any members of the Company Group shall have any obligation to repay or reimburse SpinCo, any member of the SpinCo Group, RMT Partner or any member of the RMT Partner Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made by SpinCo, any member of the SpinCo Group, RMT Partner or any member of the RMT Partner Group under the policies as provided for in this Section 5.1(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Company Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to the Company’s insurance carrier(s) (including any submissions prior to the Distribution Time). To the extent that the Company Group, on the one hand, or the SpinCo Group, on the other hand, is allocated more than its pro rata portion of such premium due to the timing of losses submitted to the Company’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the Company, on the one hand, or SpinCo, on the other hand, may elect not to reinstate the policy aggregate even if available. In the event that the Company, on the one hand, or SpinCo, on the other hand, elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. If either the Company, on the one hand, or SpinCo, on the other hand, elects to reinstate the policy aggregate, such Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.

(c) At the Distribution Time, SpinCo shall have in effect, and RMT Partner shall exercise its commercially reasonable efforts to cooperate with SpinCo in its efforts to obtain or effect, all insurance programs required to comply with SpinCo’s contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for the SpinCo Business and the operation thereof by the SpinCo Group.

(d) Neither SpinCo, RMT Partner, any member of the SpinCo Group nor any member of the RMT Partner Group, in connection with making a claim under any insurance policy of the Company or any member of the Company Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to: (i) have a material and adverse impact on the then-current relationship between the Company or any member of the Company Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by the Company or any member of the Company Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of the Company or any member of the Company Group under the applicable insurance policy; provided that SpinCo’s, any member of the SpinCo Group’s, RMT Partner’s, any member of the RMT Partner Group’s, any of their respective employees’ or any Third Party’s making and pursuing of a claim to coverage pursuant to Section 5.1(b)(ii) shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(e) Any payments, costs, adjustments or reimbursements to be paid by SpinCo and/or RMT Partner pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from the Company. The Company shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group or RMT Partner Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Company’s insurers with respect to any of the Company’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs; provided that the Company shall not terminate or make any material amendments, modifications or waivers to, or concessions under, any of the Covered Policies without providing RMT Partner with reasonable notice prior to taking any such actions. SpinCo and RMT Partner shall cooperate with the Company and, upon reasonable request by the Company, share such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as the Company deems appropriate. Each of the Company, on the one hand, and SpinCo, on the other hand, and any member of its applicable Group has the sole right to settle or otherwise resolve Third-Party Claims made against it or any member of its applicable Group covered under an applicable insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Company Group in respect of any insurance policy or any other contract or policy of insurance.

(g) SpinCo and RMT Partner do hereby, for itself and each other member of its Group, agree that no member of the Company Group shall have any Liability whatsoever for any acts, omissions, events or circumstances that occurred prior to the Distribution Time relating to the insurance policies and practices of the Company and the members of the Company Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided that nothing in the foregoing shall be deemed in any way to limit any Party’s right under this Agreement, the Merger Agreement or any other Transaction Document.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Transaction Document, any amount not paid when due pursuant to this Agreement or any Transaction Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of a notice of non-payment) shall accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period plus two percent (2%).

5.3 Treatment of Payments for Tax Purposes. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 12 of the Tax Matters Agreement.

5.4 Inducement. SpinCo and RMT Partner acknowledge and agree that the Company’s willingness to cause, effect and consummate the Reorganization and the Distribution has been conditioned upon and induced by SpinCo’s and RMT Partner’s covenants and agreements in this Agreement, the Merger Agreement and the other Transaction Documents, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Reorganization and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV. The Company acknowledges and agrees that SpinCo’s and RMT Partner’s willingness to cause, effect and consummate the Reorganization and the Distribution, as applicable, has been conditioned upon and induced by the Company’s covenants and agreements in this Agreement, the Merger Agreement and the other Transaction Documents, including the Company’s assumption of the Company Liabilities pursuant to the Reorganization and the provisions of this Agreement and the Company’s covenants and agreements contained in Article IV.

5.5 Post-Distribution Time Conduct. The Parties acknowledge that, after the Distribution Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided in the Merger Agreement or any Transaction Document, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of the Company, RMT Partner and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Time, reasonably promptly after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that: (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo or RMT Partner is the requesting Party, or to the Company Business, or any Company Asset or Company Liability, if the Company is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or the other Transaction Documents; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that (A) the Company and the members of the Company Group shall be permitted to redact any portion of such information that does not relate to the SpinCo Business and (B) SpinCo and RMT Partner and the members of their respective Groups shall be permitted to redact any portion of such information that does not relate to the Company Business, and in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, waive any legal privilege available under applicable Law, including any attorney-client privilege, attorney work product privilege, and confidentiality privileges applying to federally authorized tax practitioners under Section 7525 of the Code (or any similar provision of state, local, foreign or other tax law), or breach any duty of confidentiality or other obligation owed to any Person, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4.

(b) Without limiting the generality of the foregoing, until the end of the first full fiscal year of either Party occurring after the Distribution Date (and for a reasonable period of time thereafter for either Party to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of the Company, which period shall not exceed the date on which each Party’s audited financial statements for the first full fiscal year after the Distribution Date are filed with the SEC), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests and, if reasonably requested by the other Party and at the requesting Party’s expense, provide such other cooperation as such Party may reasonably require, in each case to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws and (iii) such other Party to respond to any written request or official comment from a Governmental Authority including in connection with responding to a comment letter from the SEC; provided that in connection with this clause (iii), each Party shall provide reasonable assistance on the terms set forth in this Section 6.1 for a period of three years following the Distribution Date; provided, further, that any assistance sought by a Party pursuant to this Section 6.1 will only be if such Party receives a written request or an official comment from a Governmental Authority and will not be unreasonably disruptive to the business and affairs of the other Party.

(c) In furtherance of the foregoing, subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Section 6.9) and to such Party’s confidentiality obligations to third parties and to the extent it relates to the time prior to the Distribution, at the requesting Party’s expense each Party shall authorize and request its respective auditors to make available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Parties’ auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Parties’ auditors as it relates to their auditors’ report on such other Parties’ financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the SEC for the fiscal year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year).

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement, the Merger Agreement and the other Transaction Documents) or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, the Merger Agreement or any other Transaction Document or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. Until the seven (7)-year anniversary of the Distribution Date, each Party agrees that it shall not destroy or otherwise dispose of, or permit the destruction or disposal of, any SpinCo Books and Records or any Company Books and Records in its or its Subsidiaries’ possession without first giving SpinCo and RMT Partner, on the one hand, or the Company, on the other hand, written notice of such intended destruction or disposition no later than twenty (20) days prior to the date of such destruction or disposition and offering such other Party the opportunity to copy such SpinCo Books and Records or Company Books and Records, as applicable, or to deliver to such other Party, at such other Party’s expense, custody of such SpinCo Books and Records or Company Books and Records, as applicable. Notwithstanding anything to the contrary in the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement will exclusively govern the retention of employment and benefits-related records.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Merger Agreement and any Transaction Document.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the written request of the providing Party, (i) return it to the providing Party or, at the providing Party’s written request, destroy such Tangible Information and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Distribution Time, subject to Section 6.9 and any other applicable confidentiality obligations, except in the case of a Dispute between the Company, RMT Partner and/or SpinCo, or any members of their respective Groups, each of the Company, on the one hand, and RMT Partner and/or SpinCo, on the other hand, shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, then, subject to Section 6.9 and any other applicable confidentiality obligations, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the SpinCo Group, and that each of the members of the Company Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Time, which services will be rendered solely for the benefit of the Company Group, on the one hand, or the SpinCo Group and the RMT Partner Group, on the other hand, as the case may be. In furtherance of the foregoing, each of the Company, on the one hand, and SpinCo and RMT Partner, on the other hand, shall authorize the delivery to and/or retention by the other Party of materials existing as of the Distribution Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Company Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the SpinCo Group or the RMT Partner Group, on the other hand. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Company Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the SpinCo Group or the RMT Partner Group, on the other hand;

(ii) RMT Partner and SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Company Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or the RMT Partner Group, on the one hand, or any member of the Company Group, on the other hand. Notwithstanding anything to the contrary in the foregoing, the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any proposed sale, spin-off or other disposition of the SpinCo Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement or any other Transaction Document or any other transaction including or regarding the SpinCo Business in lieu of any of the foregoing. RMT Partner and SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or the RMT Partner Group, on the one hand, or any member of the Company Group, on the other hand; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Company Business, solely to the SpinCo Business, or to both the Company Business and the SpinCo Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Parties in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Parties; and (iii) not unreasonably withhold consent to any request for waiver by the other Parties. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between the Company and SpinCo or RMT Partner, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party or Parties a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 6.8 and Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality. Notwithstanding anything to the contrary in this Article VI, (i) to the extent that the Merger Agreement, a Transaction Document or other Contract other than this Agreement pursuant to which a Party or another Person in its respective Group is bound or its confidential and proprietary information is subject provides that certain information shall be confidentially maintained on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in the Merger Agreement, the Confidentiality Agreement, such Transaction Document or other Contract shall control with respect thereto and (ii) a Party and the applicable members of its respective Group shall have no right to use any confidential or proprietary information of the disclosing Party unless otherwise provided for in this Agreement, the Merger Agreement, the Confidentiality Agreement, another Transaction Document or a Contract between the Parties or a member of its respective Group. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 6.9 to the contrary, (i) representatives of the Company and the members of the Company Group may retain certain residual knowledge of the confidential and proprietary information concerning SpinCo or a member of the SpinCo Group and (ii) representatives of SpinCo and the members of the SpinCo Group may retain certain residual knowledge of the Company or a member of the Company Group, in each case, that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its Group) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (A) such residual knowledge has been retained solely in the unaided memory of the Company, SpinCo or such representatives, as applicable (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of the other Party’s or the members of its Group’s confidential and proprietary information, and is not intentionally used in a manner that would breach, or would reasonably be expected to encourage a breach, of this Section 6.9, (B) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any SpinCo Intellectual Property or any rights of any third parties that have licensed or provided materials to the SpinCo Business, or otherwise to grant any license with respect to any SpinCo Intellectual Property (which license rights shall be solely contained in the Intellectual Property Matters Agreement), (C) the foregoing will not be deemed in any event to provide SpinCo with any right to infringe any Intellectual Property of the Company or any rights of any third parties that have licensed or provided material to the Company, or otherwise to grant any license with respect to any Intellectual Property of the Company (which license rights shall be solely contained in this Agreement and the Intellectual Property Matters Agreement), and (D) other than as expressly set forth in the Merger Agreement or any Transaction Document, any use of such residual knowledge is on an “as-is, where-is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, SpinCo and each Parties’ Group, as applicable.

(a) Confidentiality. Subject to Section 6.10, and except as contemplated by this Agreement, the Merger Agreement, any other Transaction Document, from and after the Distribution Time until the three (3)-year anniversary of the Distribution Time, each of the Company, RMT Partner and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or any other Transaction Document or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three (3)-year period, the Company’s, RMT Partner’s and SpinCo’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or any other Transaction Document, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who reasonably need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or any other Transaction Document, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after written request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement, the Merger Agreement or any other Transaction Document.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Distribution Time, may gain access to or possession of confidential or proprietary information of, or legally protected Personal Information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected Personal Information (including personal health information) relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies (provided that such policies were made available to the other Party prior to the receipt of such confidential and proprietary information or Personal Information) or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Time or affirmative commitments or representations that were made before the Distribution Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d) Notwithstanding anything to the contrary in this Section 6.9, to the extent that the treatment, maintenance, use, non-use, disclosure or non-disclosure of any confidential and proprietary information concerning a Party or any member of the other Party’s Group or their respective businesses is expressly addressed in the Merger Agreement or in any Transaction Document, the applicable terms of such document or agreement will control in such situations.

6.10 Protective Arrangements. In the event that the Company or any member of its Group, on the one hand, or SpinCo or RMT Partner or any member of their respective Groups, on the other hand, either is requested or required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party(ies) (or any member of the other Party(ies)’s Group) that is subject to the confidentiality provisions hereof, such Party(ies) shall notify the other Party(ies) (to the extent legally permitted) as promptly as practicable under the circumstances and shall cooperate, at the expense of the other Party(ies), in seeking any appropriate protective order. The Party(ies) receiving the request or demand shall exercise commercially reasonable efforts to take, at the expense of the other Party(ies), reasonable steps necessary to obtain confidential treatment of such information. Subject to the foregoing, the Party(ies) that received such request or demand may thereafter disclose or provide information to the extent requested or required by such Law or by lawful process or such Governmental Authority.

6.11 Technology Transfer. In the event that the Company or any member of its Group, on the one hand, or SpinCo or RMT Partner or any member of their respective Groups, on the other hand, either is requested or required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party(ies) (or any member of the other Party(ies)’s Group) that is subject to the confidentiality provisions hereof, such Party(ies) shall notify the other Party(ies) (to the extent legally permitted) as promptly as practicable under the circumstances and shall cooperate, at the expense of the other Party(ies), in seeking any appropriate protective order. The Party(ies) receiving the request or demand shall exercise commercially reasonable efforts to take, at the expense of the other Party(ies), reasonable steps necessary to obtain confidential treatment of such information. Subject to the foregoing, the Party(ies) that received such request or demand may thereafter disclose or provide information to the extent requested or required by such Law or by lawful process or such Governmental Authority.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Negotiation. Except as specifically provided, subject to Section 7.4, any Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document (including regarding whether any Assets are SpinCo Assets or Company Assets, any Liabilities are SpinCo Liabilities or Company Liabilities or the validity, interpretation, breach or termination of this Agreement or any Transaction Document) (a “Dispute”), shall provide written notice thereof to the Chief Financial Officer of the Company or RMT Partner, as applicable, with a copy provided to the General Counsel of the Company or RMT Partner, as applicable (the “Negotiation Request”). As soon as reasonably practicable following receipt of a Negotiation Request, an appropriate executive or other representative at a senior level of management of each of the Company and RMT Partner (or, if the Parties agree, of the appropriate strategic business unit or division within such entity) identified by the Chief Financial Officers of each of the Company and RMT Partner, as applicable, shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Company and RMT Partner are unable for any reason to resolve a Dispute through such negotiations within thirty (30) days of receipt of a Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Company and RMT Partner, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2 Mediation. In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a Negotiation Request in accordance with Section 7.1 or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of the Company or RMT Partner (the “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”), then in effect, except as modified herein. The mediation shall be held in (i) New York, New York or (ii) such other place as the Parties may mutually agree in writing. The Company and RMT Partner shall have twenty (20) days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Company and RMT Partner within twenty (20) days of receipt of a Mediation Request, then the Company or RMT Partner may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, either the Company or RMT Partner may commence litigation in accordance with Section 10.3; provided, however, that if one Party fails to participate in the mediation, the other Party may commence litigation in accordance with Section 10.3 prior to the expiration of the time periods set forth above.

7.3 Litigation. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and 7.2 if such action is reasonably necessary to avoid irreparable damage.

7.4 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Transaction Document to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions provided for elsewhere in this Agreement, each of the Parties shall (and will cause their respective Subsidiaries to), prior to, on and after the Distribution Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Without limiting the foregoing, prior to, on and after the Distribution Time, each Party hereto shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement, and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the SpinCo Assets and the Company Assets and the assignment and assumption of the SpinCo Liabilities and the Company Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in the Company or SpinCo, as the case may be, good and marketable title to the Assets allocated to such Party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Time, the Company and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(d) Following the Distribution Time, SpinCo shall be responsible for recording the applicable assignment of SpinCo Intellectual Property to SpinCo or its designees with the intellectual property offices and registrars and other similar authorities where SpinCo Intellectual Property is still recorded in the name of the Company or any of its Affiliates (other than another member of the SpinCo Group). Following SpinCo’s reasonable request, following the Distribution Time, the Company shall, and shall cause the other members of its Group to, exercise its reasonable efforts to cooperate with SpinCo in connection therewith. In the event that the Company is required to take any action in order for SpinCo to complete recordation of such SpinCo Intellectual Property in accordance with the first sentence of this Section 8.1(d), then following SpinCo’s reasonable request, the Company shall, and shall cause the other members of its Group to, exercise its reasonable efforts to cooperate with SpinCo as may be required to effectuate such recordation. The Company shall reimburse SpinCo for any reasonable and documented out-of-pocket government filing fees incurred in connection with initial recordation of ownership in the name of SpinCo or its designees; provided that such fees are incurred and invoiced to the Company within twelve (12) months following the Distribution Date. SpinCo shall bear the first two million five hundred thousand dollars ($2,500,000) of agent fees, translation costs, or other professional or administrative service fees incurred in connection with the activities described in this Section 8.1(d), and the Company and SpinCo shall bear equally (i.e., fifty percent (50%) each) any such costs or fees in excess of two million five hundred thousand dollars ($2,500,000); provided that any such costs and fees are incurred and invoiced to the Company within two (2) years following the Distribution Date. Further, the Company shall use its reasonable efforts to provide SpinCo, as soon as reasonably practicable following the Distribution Time, with an extract of any information constituting SpinCo Books and Records maintained in the Company’s docketing system (Anaqua) in connection with any SpinCo Intellectual Property.

8.2 Use of the BD Name and BD Marks. SpinCo and RMT Partner undertake to (and to cause the members of their respective Groups to) discontinue the use of the name “BD”, “Becton Dickinson” and other Trademarks owned by the Company and used in the operation of the SpinCo Business (other than those Trademarks included in the SpinCo Intellectual Property) (the “Company Marks”) as soon as reasonably practicable after the Distribution Time, but in any case not longer than a three (3)-year period commencing on the Distribution Date, except in the case of a Deferred SpinCo Local Business, in which case not longer than the later of (x) a two (2)-year period commencing on the date of the local closing applicable to such Deferred SpinCo Local Business and (y) a period commencing on the date of the local closing applicable to such Deferred SpinCo Local Business and ending on the three year anniversary of the Distribution Date; provided that the applicable period shall be extended if use of the Company Marks is required in connection with the sale of Inventory (subject to this Section 8.2), regulatory registrations, or otherwise required by applicable regulatory requirements, which extension shall be for no longer than the minimum period required by such requirements (the “Transition Period”). Notwithstanding the foregoing, effective as of the Distribution Time, the Company, on behalf of itself and its Affiliates, hereby grants to the members of the SpinCo Group a non-exclusive, sublicensable, worldwide and royalty-free license to continue to temporarily use the Company Marks and related trademark symbols in legal entity names, for the sale of Inventory containing such name or trademark applied to such products created and for the related regulatory registrations for such Inventory: (a) prior to the Distribution Time or (b) during the applicable Transition Period; provided that SpinCo shall (and shall cause the members of the SpinCo Group and its sublicensees to) use the Company Marks solely to the extent and in substantially the same manner as used by the SpinCo Business in the twelve (12) months immediately prior to the Distribution Time and at a level of quality substantially similar to that in effect as of the Distribution Time. Notwithstanding the foregoing, SpinCo and the other members of the SpinCo Group shall not be prohibited from continuing to use the Company Marks after the Distribution Time (i) as required by applicable Law and to the extent required to perform any contractual obligations pursuant to any SpinCo Contracts (provided that RMT Partner and SpinCo shall use reasonable best efforts to amend and/or modify any such SpinCo Contracts to minimize SpinCo’s and the other members of the SpinCo Group’s obligations to use the Company Marks after the Distribution Time), (ii) on internal business and legal documents and items and (iii) in a neutral, non-trademark manner to describe the history of the SpinCo Business and otherwise as permitted by “fair use” principles; provided that such use does not suggest sponsorship, endorsement, or affiliation with the Company or the members of its Group or give rise to a likelihood of confusion.

8.3 Cooperation. Between the date hereof and the earlier of the Distribution Date and valid termination of this Agreement, the Parties shall and shall cause their respective Groups to, at their own cost and expense, cooperate and work together in good faith to prepare and plan for the smooth and orderly transition of the SpinCo Business to RMT Partner; provided, for the avoidance of doubt, that neither Party shall be required to agree to (a) any amendment, modification or other change to this Agreement, Merger Agreement or any other Transaction Document or (b) any non-de minimis payment or concession with an adverse effect on such Party (other than any payment or concession that is fully reimbursed by the other Party), in each case, in connection with the cooperation process described in this Section 8.3. In furtherance of the foregoing, each of the Company and RMT Partner shall ensure that appropriate representatives of the Company or RMT Partner and their respective Groups (as applicable) with sufficient knowledge and qualifications to prepare and plan for the transition of the operations of the SpinCo Business shall participate in transition service planning meetings (in-person or virtually) on a regular basis as reasonably agreed between the Company and RMT Partner, to discuss the overall status and plans for the transition of the SpinCo Business to RMT Partner and such other matters as may be reasonably agreed between RMT Partner and the Company.

8.4 Ancillary Agreements.

(a) Each of the Company, SpinCo and RMT Partner agrees that it will use its reasonable best efforts to cooperate in good faith to finalize the Contract Manufacturing Agreements (including the schedules and exhibits thereto) so that such agreements shall be executed on the Closing Date, taking into consideration the nature and circumstances of the transactions contemplated by this Agreement and any key terms or principles set forth on Schedule 8.4(a). In connection with the foregoing, between the date hereof and the Closing Date, the Company, SpinCo and RMT Partner will cooperate reasonably and in good faith to finalize the scope and other terms of the Contract Manufacturing Agreements (including the schedules and exhibits thereto), (which such cooperation shall include, to the extent reasonably requested by SpinCo or RMT Partner, access to data and information reasonably available to the Company related to the applicable services and making appropriate, knowledgeable personnel of the Company, its Affiliates or SpinCo reasonably available to participate in meetings and other discussions relating to the foregoing). Notwithstanding the foregoing, the parties agree that, if the Company, SpinCo and RMT Partner do not agree to the Contract Manufacturing Agreements prior to the Closing, the terms and conditions set forth on Schedule 8.4(a) shall be effective as of the Closing as if it were part of the Contract Manufacturing Agreements, as applicable, and shall be legally binding upon the Company, SpinCo and RMT Partner.

(b) Without limiting the foregoing, from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, SpinCo may, in its sole discretion, upon notice to the Company, remove or reduce any service or services included in the Transition Services Agreement; provided that any such removed or reduced service shall not remove or reduce any fees, costs or expenses associated with such removed or reduced service, and the Parties shall promptly update Schedule A-1 to the Transition Services Agreement to reflect such removal or reduction.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement, if the Merger Agreement is terminated in accordance with its terms prior to the Distribution. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Company, SpinCo and RMT Partner.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Transaction Document may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the other Transaction Documents and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the other Transaction Documents together govern the arrangements in connection with the Reorganization and the Distribution and would not have been entered into independently.

(c) The Company represents on behalf of itself and each other member of the Company Group, RMT Partner represents on behalf of itself and its Subsidiaries, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement and certain of the Transaction Documents by facsimile, stamp, electronic or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp, electronic or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each Party expressly adopts and confirms each such facsimile, stamp, electronic or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Survival of Covenants. Except as expressly set forth in this Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any covenants and other agreements contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.

10.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and, unless expressly provided therein, each other Transaction Document (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Each Party hereto irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 10.6; provided that (I) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (II) each such Party’s consent to jurisdiction and service contained in this Section 10.3(b) is solely for the purpose referred to in this Section 10.3(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.4 Assignability. Except as set forth in this Agreement or any other Transaction Document, this Agreement and each other Transaction Document shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any other Transaction Document without the express prior written consent of the other Party hereto or other parties thereto, as applicable.

10.5 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement or any of the other Transaction Documents of any Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, and except as otherwise set forth in the Merger Agreement, (a) the provisions of this Agreement and the other Transaction Documents are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement or any Transaction Document and none of this Agreement or any of the other Transaction Documents shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Transaction Document, as applicable.

10.6 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under this Agreement and each of the Transaction Documents, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to the Company or, prior to the Distribution Date, to SpinCo, to:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Telephone: (201) 847-6800

Attention: Joseph LaSala

  Chief Counsel-Transactions/M&A

E-mail:    [#####]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Attention: David K. Lam; Jenna E. Levine

E-mail: DKLam@wlrk.com; JELevine@wlrk.com

If to RMT Partner or, following the Distribution Date, to SpinCo, then to:

Waters Corporation

34 Maple Street

Milford, MA 01757

Telephone: (508) 478-2000

Attention:  General Counsel

E-mail:   [#####]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue,

New York, NY 10022

Telephone: (212) 446-4800

Attention:  Daniel E. Wolf, P.C.; David M. Klein, P.C.; Allie M. Wein, P.C.; Steven M. Choi

E-mail:   daniel.wolf@kirkland.com; dklein@kirkland.com;

allie.wein@kirkland.com; steven.choi@kirkland.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

10.7 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.8 No Set-Off. Except as expressly set forth in any Transaction Document or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any other Transaction Document or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any other Transaction Document.

10.9 Headings. The article, section and paragraph headings contained in this Agreement and in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any other Transaction Document.

10.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided that, prior to the Effective Time, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to RMT Partner shall require the prior written consent of RMT Partner.

10.11 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.12 Amendments. No provisions of any Transaction Document shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided that no waiver by RMT Partner, amendment, supplement or modification of this Agreement shall be deemed effective unless signed by the authorized representative of RMT Partner.

10.13 Interpretation. In any Transaction Document, unless the context of the applicable Transaction Document otherwise requires: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the applicable Transaction Document as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of any Transaction Document; (c) Article, Annex, Section, Schedule, Exhibit and Appendix references are to the Articles, Annexes, Sections, Schedules, Exhibits and Appendices to the applicable Transaction Document unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including each Transaction Document) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in the applicable Transaction Document shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall be disjunctive but not exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; provided that if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the next business day; (i)(A) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York, and (B) when calculating the period of time before which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a business day, the period shall end on the next succeeding business day; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (k) unless expressly stated to the contrary in any Transaction Document, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to July 13, 2025; (l) references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (m) derivative forms of defined terms will have correlative meanings; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof; (o) references to any federal, state, local or foreign statute or Law shall include all rules and regulations promulgated thereunder; (p) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities; (q) the terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (r) all monetary figures shall be in United States dollars unless otherwise specified; and (s) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.

10.14 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Party or any member of its respective Group shall be liable under this Agreement to any other Party for any punitive, exemplary, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability (a) with respect to a Third-Party Claim or (b) arising under or otherwise governed by the Transition Services Agreement or the Contract Manufacturing Agreements, in each case, to the extent expressly set forth therein).

10.15 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement and the other Transaction Documents to be performed by any member of the Company Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement and the other Transaction Documents to be performed by any member of the SpinCo Group. RMT Partner will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement and the other Transaction Documents to be performed by RMT Partner or any Subsidiary of RMT Partner (including, from and after the Distribution Time of the Merger, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and the other Transaction Documents, as applicable to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.

10.16 Mutual Drafting; Precedence.

(a) This Agreement and the other Transaction Documents shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b) In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Merger Agreement or any of the other Transaction Documents (other than the Transfer Documents) (each, a “Specified Agreement”), the terms of the applicable Specified Agreement shall control with respect to the subject matter specifically addressed by such Specified Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of the Merger Agreement and any other Specified Agreement, the terms of the Merger Agreement shall control with respect to the subject matter specifically addressed by such Merger Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents, the terms of this Agreement shall control to the extent of such conflict or inconsistency.

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IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

BECTON, DICKINSON AND COMPANY

By:	/s/ Thomas E. Polen
Name: Thomas E. Polen
Title: Chairman, Chief Executive Officer and President

AUGUSTA SPINCO CORPORATION

By:	/s/ Thomas E. Polen
Name: Thomas E. Polen
Title: President and Chief Executive Officer

WATERS CORPORATION

By:	/s/ Udit Batra
Name: Udit Batra, Ph.D.
Title: President and Chief Executive Officer

[Signature Page to Separation Agreement]